UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

To Our Shareholders:

The filing of a new drug application (NDA) and a first-cycle approval within 6 months after filing acceptance are certainly rarefied events in the biopharmaceutical industry. I’m pleased to report that Biohaven’s intensive clinical, regulatory and commercial efforts in 2019 culminated in that very impressive accomplishment. The FDA’s approval of NURTEC™ ODT (rimegepant) in February 2020 delivered on our promise to patients and investors that we would bring a new treatment option to patients disabled from migraine. NURTEC ODT is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in an orally disintegrating tablet (ODT) for the acute treatment of migraine.

We believe that NURTEC ODT represents a best-in-class oral migraine treatment and our product is differentiated from competitors in multiple ways. First, NURTEC ODT not only delivers fast pain relief but also allows the opportunity for some patients to return to normal function within 1 hour. It uniquely delivers on speed using a proprietary Zydis® ODT formulation technology (exclusively licensed from Catalent) that allows it to start working fast, and its efficacy can last for up to two days after a single dose. NURTEC’s unique quick-dissolve ODT technology disperses almost instantly in a person’s mouth without the need for water, offering people with migraine a convenient, discreet way to take their medication anytime and anywhere they need it. The compound also has a relatively long half-life of about 11 hours and after a single dose, NURTEC ODT provides lasting relief or freedom from pain for up to 2 days. A single dose for all patients without the need for titration makes it easy for both patients and healthcare providers. Additionally, the clinical data that formed the basis of our approval was published in the New England Journal of Medicine and the Lancet, reflecting the strength of our product and potential impact that it will have on patients.

In anticipation of the approval of NURTEC ODT, Biohaven built a competitively sized and world class field sales team that is fully equipped to deliver on the potential of our entire pipeline - CGRP antagonism in migraine, glutamate modulation in neuropsychiatric disorders and myeloperoxidase inhibition in rare neurologic disorders. Biohaven now has the capabilities of a high-performing commercial enterprise in addition to our top-tier research and development organization.

We are actively engaged with payers to ensure broad reimbursement of NURTEC ODT for appropriate patients in payer channels including commercial, Medicare, Medicaid and VA/DoD. It was gratifying to see that the Institute for Clinical and Economic Review (ICER), concluded that NURTEC ODT is cost effective for patients for whom triptans are not effective, not tolerated, or are contraindicated as ensuring patient access and affordability is a top priority for us.

Beyond the approval of NURTEC ODT, we achieved significant progress across our broader late-stage portfolio of product candidates, which notably included reporting positive results from our pivotal Phase 3 trial of vazegepant, the first and only intranasal CGRP receptor antagonist in development for the acute treatment of migraine, as well as completion of a pre-planned futility analysis in an ongoing Phase 2/3 clinical trial of troriluzole in Alzheimer's disease.

Below are some of the major highlights from 2019 and a preview of what’s to come in 2020 and beyond.

CGRP Platform: NOJECTION™ Platform Redefining the Treatment of Migraine
In terms of other major developments in our CGRP platform, we achieved positive topline results in our pivotal Phase 2/3 study of vazegepant, with both the 10 and 20 mg doses being statistically superior to placebo on the co-primary endpoints of pain freedom and freedom from most bothersome symptom at 2 hours using a single dose. The benefits of vazegepant were fast, durable and sustained without rescue medication through 48 hours.

We also completed enrollment in our pivotal Phase 3 trial of rimegepant for the preventive treatment of migraine with topline results expected in the first quarter of 2020. To our knowledge, rimegepant is currently the only small molecule CGRP antagonist being developed for both the acute and preventive indications in the treatment of migraine. We continue to evaluate rimegepant’s effectiveness in other indications; of note, we are currently enrolling a Phase 2 proof of concept trial evaluating the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia. We may also be exploring other indications as we expand our life-cycle management plans.

Glutamate Platform: Addressing Neurologic and Neuropsychiatric Indications
With our glutamate modulation platform, we are evaluating troriluzole in targeted lead indications across an array of potential neurologic and neuropsychiatric indications. We were very pleased to announce completion of a pre-planned futility analysis for the T2 Protect AD Study. The results of this important milestone allowed us to proceed with our ongoing Phase 2/3 clinical trial of troriluzole in Alzheimer's disease led by the Alzheimer's Disease Cooperative Study at the University of California San Diego School of Medicine.

With respect to other developments with troriluzole, we announced enrollment commencement in a Phase 3 clinical trial assessing the efficacy and safety of troriluzole in Spinocerebellar Ataxia (SCA) and expect to complete enrollment in the second quarter of 2020; we also anticipate reporting Phase 2/3 topline data for troriluzole in our Obsessive-Compulsive Disorder (OCD) trial in the second quarter of 2020.

Myeloperoxidase Platform: A New Treatment Paradigm in neuroinflammation therapies
With our myeloperoxidase or MPO inhibition platform, we are evaluating several therapies addressing neuroinflammation. We enrolled the first patient in a Phase 3 clinical trial of verdiperstat for Multiple System Atrophy (MSA), a rare, rapidly progressive and fatal neuroinflammatory disease with no cure or effective treatments. We had previously announced receipt of orphan drug designation from the FDA for verdiperstat and recently received fast-track designation. Additionally, the FDA notified our collaborators at the Sean M. Healey & AMG Center for Amyotrophic Lateral Sclerosis (ALS) at Massachusetts General Hospital that they may proceed with clinical investigation of verdiperstat in ALS. This will be the second potentially registrational trial of verdiperstat in neurodegenerative disorders.

Corporate and Financial Updates:
Maximizing shareholder value and managing our resources responsibly remains a key driving force behind our clinical development programs. We had $316.7 million in available cash at the end of 2019 and in addition to the cash on hand, we raised $282.3 million in net proceeds in the first quarter of 2020 to support the first quarter of 2020 launch for NURTEC ODT in the acute treatment of migraine and continued development of our pipeline. We believe we are adequately funded through additional key readouts and our launch of NURTEC ODT.

We continue to attract a world-class team of development, commercialization and management professionals to help us execute on our broad-portfolio strategy and aspire to have 2 additional marketed drugs by 2021, in addition to the recently FDA-approved NURTEC ODT. We were delighted to add Michael Heffernan to our Board of Directors this year. Mr. Heffernan is a seasoned biopharmaceutical leader with over 25 years of commercial experience and most recently served as Founder and CEO of Collegium (Nasdaq: COLL), and remains Chairman of its Board of Directors. We also hired William "BJ" Jones as Chief Commercial Officer, Migraine and Common Diseases to oversee the commercial development of the Company's CGRP receptor antagonist platform portfolio. Mr. Jones has been an integral force in establishing commercialization readiness and launch preparations, including recruitment, training and deployment of Biohaven’s field sales force.

We are dedicated to bringing innovative medicines forward for patients and to grow value for investors while maintaining an efficient and high-performing culture. Throughout this transformation, we have maintained our entrepreneurial roots and are proud of the ongoing work we do to support local innovation. We recently hosted our second annual Yale Innovation event in San Francisco showcasing the work of management teams representing several emerging biotechnology spinouts from Yale University; we’re looking forward to supporting this tradition on an annual ongoing basis.

Looking Ahead
The NURTEC ODT launch is now underway, and we have transformed from a research-stage platform to a full-scale commercial organization with a team of industry veterans and a well-established salesforce in place. And while our team has worked long and hard to get us to this point, we are only just getting started.

Biohaven has faced many challenges since our inception but, of course, none of us anticipated dealing personally and professionally with the recent viral pandemic that faces us. With the appropriate precautions, interventions and adaptability, we will advance past this unprecedented situation and we remain committed on researching and delivering new medicines to patients suffering from some of the most disabling neurologic conditions that face our society.

We have a number of expected data announcements and regulatory filings in 2020 and 2021 that will hopefully give patients, their caregivers, doctors and all of our shareholders additional reasons to celebrate.

We continue to explore partnership opportunities, third-party clinical trials and other cost-effective strategies to ensure that we maximize value for all of our stakeholders.

The Biohaven team is committed to continuing to earn your confidence as we seek to break new ground in advancing innovative medicines to patients.

Vlad Coric, M.D., Chief Executive Officer

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Thursday, April 30, 2020
Dear Shareholder:
The Annual Meeting of Shareholders of Biohaven Pharmaceutical Holding Company Ltd., or the Company, will be held at the Rosewood Bermuda located at 60 Tucker’s Point Drive, Hamilton Parish, Bermuda, on Thursday, April 30, 2020 at 10:00 a.m. local time for the following purposes:

1.	To elect the Board’s nominees:

(a)	Dr. Declan Doogan and

(b)	Dr. Vlad Coric
to the Board of Directors to hold office until the 2023 Annual Meeting of Shareholders;

2.
To ratify the selection by the audit committee of the Board of Directors of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as the Say-on-Pay vote; and

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice. All shareholders are invited to attend the meeting in person. The record date for the Annual Meeting is March 17, 2020. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.
In accordance with the "Notice and Access" rules of the Securities and Exchange Commission (the "SEC"), we are advising our shareholders of the availability on the Internet of our proxy materials related to the Annual Meeting. These rules allow companies to provide access to proxy materials in one of two ways: the "notice only option" or the "full set delivery option". Because we have elected to utilize the "full set delivery option", we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly-accessible website. Although we have elected to use the "full set delivery option" in connection with the Annual Meeting, we have used in the past, and may choose to use again in the future, the "notice only option". By reducing the amount of materials that a company needs to print and mail, the "notice only option" provides an opportunity for cost savings as well as conservation of paper products.
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the annual meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release and filed with the SEC as proxy material.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on April 30, 2020 at 10:00 a.m. local time at the Rosewood Bermuda located at 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.

The proxy statement and annual report to shareholders
are available at www.proxyvote.com.

By Order of the Board of Directors,

Douglas Gray
Corporate Secretary

New Haven, Connecticut
March 20, 2020

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote by phone or online as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
215 Church Street
New Haven, CT 06510
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 30, 2020
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?
You are receiving these proxy materials because the Board of Directors of Biohaven Pharmaceutical Holding Company Ltd. (“Biohaven” or the “Company”) is soliciting your proxy to vote at the annual meeting, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by phone or online.
The approximate date on which these proxy materials are first being made available to all shareholders of record entitled to vote at the annual meeting is March 20, 2020.
How do I attend the annual meeting?
The meeting will be held on Thursday, April 30, 2020 at 10:00 a.m. local time at the Rosewood Bermuda located at 60 Tucker’s Point Drive, Hamilton Parish, Bermuda. Information on how to vote in person at the annual meeting is discussed below.
Who can vote at the annual meeting?
Only shareholders of record at the close of business on March 17, 2020 will be entitled to vote at the annual meeting. On this record date, there were 58,290,598 common shares outstanding, each of which is entitled to one vote per share, and 2,495 Series A Preferred Shares outstanding, each of which is entitled to 1,000 votes per share. The common shares and Series A Preferred Shares vote together as a single class.
Shareholder of Record: Shares Registered in Your Name
If on March 17, 2020 your shares were registered directly in your name with Biohaven’s transfer agent, American Stock Transfer & Trust Company, LLC ("AST"), then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy by phone or online as instructed below to ensure your vote is counted.
If you are a shareholder of record, the proxy materials are being sent to you directly.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 17, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How can I view the shareholder list?
A list of the shareholders entitled to vote at the annual meeting will be available for inspection upon request of any shareholder for any purpose germane to the meeting at our principal executive offices, 215 Church Street, New Haven, CT 06510, during the ten days prior to the annual meeting, during ordinary business hours, and at the annual meeting. To make arrangements to review the list prior to the annual meeting, shareholders should contact the Corporate Secretary at (401) 274-9200 or Douglas.Gray@lockelord.com.
On what matters am I voting?
There are four matters scheduled for a vote:

•	Election of Directors:

•	Proposal 1(a): Election of Dr. Declan Doogan as a director of the Company;

•	Proposal 1(b): Election of Dr. Vlad Coric as a director of the Company;

•
Proposal 2: Ratification of selection by the audit committee of the Board of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020; and

•	Proposal 3: A non-binding advisory vote on the compensation of the Company’s named executive officers.

How does the Board of Directors recommend I vote?
Our Board of Directors recommends you vote:

•	“FOR” each of the nominees to the Board of Directors;

•	“FOR” ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	“FOR” the compensation of the Company’s named executive officers.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
With respect to Proposals 1(a) and 1(b), you may either vote “For” or “Against” each of the nominees to the Board or you may “Abstain” from voting for any nominee you specify.
With respect to Proposal 2, you may vote “For” or “Against” or you may “Abstain” from voting.
With respect to Proposal 3, you may vote “For” or “Against” or you may “Abstain” from voting.

The procedures for voting are:
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record, you may (1) vote in person at the annual meeting, (2) vote by proxy using the enclosed proxy card, (3) vote by proxy online or (4) vote by proxy by phone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

(1)	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

(2)
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by April 29, 2020. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

(3)
To vote online, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your online vote must be received by 11:59 p.m. ET on April 29, 2020 to be counted.

(4)
To vote by phone, dial toll-free 1-800-690-6903. You will be asked to provide the company number and control number from the enclosed proxy card. Your phone vote must be received by 11:59 p.m. ET on April 29, 2020 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Biohaven. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by phone or online as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, holders of our common shares have one vote for each common share owned as of March 17, 2020, and holders of our Series A Preferred Shares have 1,000 votes for each Series A Preferred Share owned as of March 17, 2020.
What happens if I do not vote?
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record and do not vote by completing your proxy card online, by mail, by phone or in person at the annual meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (the “NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1(a), 1(b),or 3, but may vote your shares on Proposal 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director, “For” the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020, and “For” the compensation of the Company’s named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to the Notice and these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Can I change my vote after submitting my proxy?
Shareholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by phone or online.

•	You may send a timely written notice that you are revoking your proxy to Biohaven’s Corporate Secretary at 215 Church Street, New Haven, CT 06510.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or proxy submitted by phone or online is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are shareholder proposals and director nominations due for next year’s annual meeting?
In accordance with the SEC’s Rule 14a-8, to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 21, 2020 to our Corporate Secretary at 215 Church Street, New Haven, CT 06510. If you wish to nominate an individual for election at, or bring business other than through a shareholder proposal before the 2021 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between November 21, 2020 and December 20, 2020, which is at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the 2020 Annual Meeting of shareholders. Your notice to the Corporate Secretary must set forth information specified in our Memorandum and Articles of Association, including your name and address and the class and number of our shares that you beneficially own.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must include, as to each person you propose to nominate for election as a director, the information required by our Memorandum and Articles of Association and any other information concerning the proposed nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Memorandum and Articles of Association filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on April 8, 2019.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for each of the proposals to elect directors, votes “For,” “Against” and any broker non-votes and abstentions, with respect to the ratification of independent auditors, votes “For,” “Against” and abstentions, and with respect to the Say-on-Pay vote, votes for “For,” “Against” and any broker non-votes and abstentions. Broker non-votes will have no effect and will not be counted toward the vote total for the director nominees. Broker non-votes will have the same effect as a vote "Against" the Say-on-Pay vote.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
For Proposals 1(a) and 1(b), the election of directors, any nominees receiving “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain, will be elected. Only votes “For” or “Against” will affect the outcome with respect to these two proposals, and abstentions will have no effect.
To be approved, Proposal 2, the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will count as a vote "Against" the proposal.
To be approved, Proposal 3, the Say-on-Pay vote, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will count as a vote "Against" the proposal. This Say-on-Pay vote is not binding on the Company, the compensation committee or the Board. However, the compensation committee and the Board will take into account the result of the vote when evaluating the effectiveness of our compensation principles and practices.

What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum is present if shareholders holding at least 50% of the votes of the shares entitled to vote on the matters to be considered at the annual meeting are present in person or represented by proxy. On the record date, there were 58,290,598 common shares outstanding and entitled to 58,290,598 votes and 2,495 Series A Preferred Shares outstanding and entitled to 2,495,000 votes. Thus, the holders of shares representing 30,392,799 votes must be present in person or represented by proxy at the annual meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) online, by mail, by phone or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the annual meeting or the holders of a majority of shares present at the annual meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
The proxy statement, Form 10-K and annual report to shareholders are available at www.proxyvote.com.
Note Regarding Trademarks
NOJECTION™ and NURTEC™ are trademarks of Biohaven Pharmaceutical Holding Company Ltd. Zydis® is a registered trademark of Catalent. Catalent is headquartered in Somerset, New Jersey. For more information, visit www.catalent.com.

PROPOSALS 1(A) AND 1(B)
ELECTION OF DIRECTORS
Our Board is divided into three classes and currently has six members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
There are two directors in the class whose term of office expires in 2020, Dr. Declan Doogan and Dr. Vlad Coric. Dr. Doogan and Dr. Coric were both previously elected by our shareholders. If re-elected at the annual meeting, each of these nominees will serve until the 2023 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend the annual meeting. All of the seven members of the Board serving in 2019 attended the 2019 annual meeting.
Directors are elected by a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors and which have not abstained from voting. Accordingly, for each of Proposals 1(a) and 1(b), the nominee receiving “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the two nominees named below.
If either of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that either of the nominees will be unable to serve.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee to recommend that person as a nominee for director, as of the date of this proxy statement.
The nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the nominating and corporate governance committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and corporate governance committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the nominating and corporate governance committee to believe that nominee should continue to serve on the Board. However, each of the members of the nominating and corporate governance committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Declan Doogan, M.D.
Dr. Doogan, age 68, has served as a director of our Company since its inception in September 2013. Dr. Doogan has served as the chief executive officer and director of Portage Biotech, Inc. (PTGEF: OTCBB) since June 2013, a director of Portage Pharmaceuticals Limited since July 2013, a director of Sosei Group Corporation from June 2007 to June 2018 and a director of Kleo Pharmaceuticals, Inc. since August 2016. Dr. Doogan has over 30 years of industry experience in both major pharma and biotech. He was the Senior Vice-President and Head of Worldwide Development at Pfizer Inc., or Pfizer, and has held a number of executive positions in Pfizer in the United States, the United Kingdom and Japan. Since leaving Pfizer in 2007, he has been engaged in executive roles in small pharmaceutical companies. Dr. Doogan was chief medical officer and acting chief executive officer of Amarin Corporation plc (AMRN: NASDAQ). He has also been Chief Medical Officer for Prometheus Laboratories, a molecular diagnostics company in San Diego. Dr. Doogan holds a number of board appointments, principally in pharmaceutical companies, and has also held professorships at Harvard School of Public Health, Glasgow University Medical School and Kitasato University (Tokyo). Dr. Doogan received his medical degree from Glasgow University in 1975. He is a Fellow of the Royal College of Physicians and the Faculty of Pharmaceutical Medicine and holds a Doctorate of Science from the University of Kent in the UK. We believe that Dr. Doogan’s extensive operational experience in the pharmaceutical and biotech industries qualifies him to serve as a member of our Board.
Vlad Coric, M.D.
Dr. Coric, age 49, has served as our chief executive officer and as a director since October 2015. From January 2007 to September 2015, he served as a group director of global clinical research at Bristol-Myers Squibb Company, or BMS, focusing both in oncology global clinical research and neuroscience global clinical research. He has been involved in multiple drug development programs, including marketed drugs such as Abilify (aripiprazole; partial dopamine agonist), Opdivo (nivolumab; anti-PD1), Yervoy (Ipilimumab; anti-CTLA-4), Daklinza (daclatasvir; NS5A inhibitor) and Sunvepra (asunaprevir; NS3 inhibitor). Since July 2001, Dr. Coric has also continued to serve as an associate clinical professor of psychiatry at Yale School of Medicine. He previously served as the chief of the Yale Clinical Neuroscience Research Unit and the director of the Yale Obsessive-Compulsive Disorder Research Clinic. He has served as president of the Connecticut Psychiatric Society. Dr. Coric currently serves on the boards of directors of Vita Therapeutics and OLM School of Madison. Dr. Coric received his M.D. from Wake Forest University School of Medicine. He completed his internship at Yale-New Haven Hospital and residency training at the Yale Psychiatry Residency Training Program, where he also served as the program-wide chief resident for the Yale Department of Psychiatry, and chief resident on the PTSD firm at the West-Haven Connecticut Veterans Administration Hospital. Dr. Coric was an honors scholar in neurobiology and physiology at the University of Connecticut where he received a B.S. degree. We believe that Dr. Coric’s operational experience with our Company gained from serving as our chief executive officer, as well as his extensive experience in the biopharmaceutical industry, qualifies him to serve as a member of our Board.

FOR PROPOSALS 1(A) AND 1(B), THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING
Julia P. Gregory
Ms. Gregory, age 67, has served as a director of our Company since August 2017. Ms. Gregory has been Chairman and CEO of Isometry Advisors, Inc., a biotechnology financial, strategy and management advisory firm, since April 2016. Ms. Gregory formerly served as Chief Executive Officer at ContraFect Corporation (NASDAQ: CFRX) from November 2013 through March 2016 and as a member of ContraFect’s Board of Directors from April 2014 through March 2016. Prior to her appointment as CEO, she served as ContraFect’s Executive Vice President and Chief Financial Officer from July 2012 to November 2013. Prior to her time at ContraFect, she served as President and CEO of Five Prime Therapeutics, Inc. (NASDAQ: FPRX) from 2009 until August 2011, and as

Executive Vice President, Corporate Development and Chief Financial Officer of Lexicon Pharmaceuticals, Inc. (NASDAQ: LXRX) from 2000 to 2008. Ms. Gregory has twenty years of investment banking experience, starting at Dillon, Read & Co. and subsequently at Punk, Ziegel & Company, where she served as the head of investment banking and head of its life sciences practice. Ms. Gregory has also served on the Board of Directors at The Global TB Alliance for Drug Development, The Institute for the Study of Aging, a private foundation for Alzheimer’s, Clinipace, Inc., and Cavion, Inc. (sold to Jazz Pharmaceuticals plc. in August 2019). Ms. Gregory currently serves on the Boards of Directors of public companies IMV, Inc. (NASDAQ: IMV; TSX: IMV.TO), and the Sosei Group Corporation (TSE: 4565.T), and private companies Kuur Therapeutics (formerly Cell Medica Ltd.), Iconic Therapeutics, Inc., Nurix Therapeutics Inc., and Freeline Therapeutics, Ltd. Ms. Gregory obtained a Masters of Business Administration from the Wharton School at the University of Pennsylvania, and earned her B.A. at George Washington University. We believe that Ms. Gregory’s industry leadership and expertise in strategy development and implementation, investment banking and business development qualify her to serve as a member of our Board.
Michael T. Heffernan

Mr. Heffernan, age 55, has served as a director of our Company since January 2020. Mr. Heffernan has over 25 years of leadership experience in the biotech and pharmaceutical industries. Mr. Heffernan is the Founder and Chairman of the Board of Collegium Pharmaceutical, Inc. (NASDAQ: COLL), where he previously served as President and Chief Executive Officer from October 2002 until July 2018. In addition, he is actively managing Avenge Bio, Inc. an Immuno-Oncology company that he co-founded in March 2019. Prior to his time at Collegium Pharmaceutical, Inc. Mr. Heffernan served as President and Chief Executive Officer of Onset Dermatologics LLC, a dermatology company that he founded in November 2005 and spun out of Collegium Pharmaceutical, Inc. to create PreCision Dermatology Inc. in December 2010. PreCision Dermatology Inc. was later sold to Bausch Health Companies Inc. (formerly Valeant Pharmaceuticals International Inc.) in July 2014. Prior to that, Mr. Heffernan held positions as co-founder and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical contract research organization that was sold to PhyMatrix Corp., a public healthcare services company, and Chief Executive Officer and Chairman of PhyMatrix Corp. Mr. Heffernan began his career at Eli Lilly and Company where he served in numerous sales and marketing roles. Mr. Heffernan has been an advisor, investor and board member in a number of biopharmaceutical and healthcare services companies. His recent board memberships include: TyRx, Inc. (sold to Medtronic plc), PreCision Dermatology Inc. (sold to Bausch Health Companies Inc.), Ocata Therapeutics, Inc. (sold to Astellas Pharma Inc.), and Veloxis Pharmaceuticals, Inc. (sold to Asahi Kasei Corporation). He is also currently Chairman of the Board of Carisma Therapeutics Inc. and of Indalo Therapeutics, Inc. and is a member of the board of Akebia Therapeutics, Inc. (NASDAQ: AKBA) and Trevi Therapeutics Inc. (NASDAQ: TRVI). We believe that Mr. Heffernan's extensive experience as a senior executive in the commercial pharmaceutical industry qualifies him to serve as a member of our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING
Gregory H. Bailey, M.D.
Dr. Bailey, age 64, has served as a director of our Company since January 2014. Since co-founding the company in October 2016, Dr. Bailey has served as CEO of Juvenescence Limited, a life science and biotech company developing therapies to increase healthy human longevity. Dr. Bailey is a co-founder and has served as managing partner of MediqVentures since January 2014, the chairman and director of Portage Biotech, Inc. (OTCBB: PTGEF) since June 2013, a director of Portage Pharmaceuticals Limited since June 2013, and director of Manx Financial Group since March 2018. He has been a managing partner of Palantir Group, Inc., a merchant bank involved in a number of biotech company startups and financings since April 2002. Dr. Bailey was a founder of SalvaRx Group Plc (LSE: SALV) and has served on its board of directors since May 2015. Dr. Bailey was also the co-founder of Ascent Healthcare Solutions, VirnetX Inc. (AMEX:VHC), Portage Biotech Inc. and DuraMedic Inc. He was the initial financier and an independent director of Medivation, Inc. (NASDAQ: MDVN), from 2005 to December 2012. Dr. Bailey practiced emergency medicine for ten years before entering finance. He received his medical degree from the University of Western Ontario. We believe that Dr. Bailey’s extensive venture capital industry experience and technical background, along with his experience with public companies and biopharmaceutical companies, qualifies him to serve as a member of our Board.

John W. Childs
Mr. Childs, age 78, has served as a director of our Company since January 2014. Mr. Childs served as chairman and partner of J.W. Childs Associates, L.P., a private equity firm, from 1995 to 2019. From 1991 to 1995, Mr. Childs was senior managing director of Thomas H. Lee Partners and from 1987 to 1990 was a managing director of Thomas H. Lee Partners. Prior to 1987, Mr. Childs was associated with the Prudential Insurance Company of America (“Prudential”) for 17 years where he held various executive positions in the investment area, ultimately serving as senior managing director in charge of the Capital Markets Group, at which time he was responsible for Prudential’s approximately $77 billion fixed income portfolio, including all of the Capital Markets Group’s investments in leveraged acquisitions. He is currently a director of Realm Cellars, Omax Health Inc., Kleo Pharmaceuticals, Inc., and is on the Board of Managers of the Jane Coffin Childs Memorial Fund for Medical Research. Mr. Childs holds a B.A. from Yale University and an MBA from Columbia University. We believe that Mr. Childs’ extensive operational and capital markets experience qualifies him to serve as a member of our Board.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NYSE rules, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Dr. Bailey, Dr. Doogan, Mr. Childs, Ms. Gregory and Mr. Heffernan, representing five of our six directors, are “independent directors” as defined under NYSE rules. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
BOARD LEADERSHIP STRUCTURE
The Board has an independent chairman, Dr. Doogan, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our shareholders. As a result, we believe that having an independent Board Chairman can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
PROHIBITION AGAINST HEDGING
The Company’s Insider Trading and Window Period Policy (the "Trading Policy") prohibits any employee, officer or director from engaging in short sales, transactions in put or call options, hedging transactions or other inherently short-term or speculative transactions with respect to the Company’s stock at any time. However, the Trading Policy permits margin account transactions in Company stock and pledges of Company stock in connection with such transactions which are otherwise permitted under the Trading Policy and that are in compliance with applicable law.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met 11 times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. Mr. Heffernan joined the Board and compensation committee on January 31, 2020 and therefore did not attend any board or committee meetings held during the 2019 fiscal year.
NYSE rules require that the non-management directors of the board meet at regularly scheduled executive sessions, without management present, in order to empower the non-management directors to serve as a more effective check on management. During the last fiscal year, the Company’s non-management directors met in executive session at least five times, without management present, either at the end of regularly scheduled board meetings or during scheduled executive session calls. Dr. Doogan, our Board Chairman, presided over the executive sessions.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information from January 1, 2019 through December 31, 2019 for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Declan Doogan, M.D.	X	X	X*
Eric Aguiar, M.D.			X
Gregory H. Bailey, M.D.
John W. Childs
Julia Gregory	X*	X	X
Robert Repella, RPh, MBA	X	X*	X
Number of meetings in 2019(1)	4	6	5

(1)	Consists of meetings held from January 1, 2019 through December 31, 2019.

*	Committee Chair.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
Our audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. During 2019, our audit committee consisted of three directors, Dr. Doogan, Ms. Gregory and Mr. Repella. Our audit committee currently consists of three directors, Dr. Doogan, Mr. Childs and Ms. Gregory. Mr. Repella resigned from our Board effective January 31, 2020, and Mr. Childs was appointed as a member of the audit committee on January 27, 2020. Ms. Gregory is and was during 2019 the chair of the audit committee and our Board has determined that Ms. Gregory is an “audit committee financial expert” as defined by SEC rules and regulations. Our Board has determined that each of the members of our audit committee is independent under New York Stock Exchange listing rules and under Rule 10A-3 under the Exchange Act. We intend to continue to evaluate the requirements applicable to us and we intend to comply with the future requirements to the extent that they become applicable to our audit committee. The principal duties and responsibilities of our audit committee include:

•
appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly financial statements; and

•
conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

The audit committee is governed by a written audit committee charter approved by our Board of Directors. The charter is available on our website at www.biohavenpharma.com under the links “Investors—Governance Documents—Audit Committee Charter.” We will also provide a printed copy of the charter to shareholders upon request.
Report of the Audit Committee of the Board of Directors*
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Julia P. Gregory, Chair
John W. Childs
Declan Doogan, M.D.
* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our compensation committee reviews and determines the compensation of our executive officers. During 2019, our compensation committee consisted of three directors, Dr. Doogan, Ms. Gregory and Mr. Repella. Our compensation committee currently consists of five directors, Dr. Bailey, Mr. Childs, Dr. Doogan, Ms. Gregory and Mr. Heffernan. Mr. Repella resigned from our Board effective January 31, 2020, and Dr. Bailey and Mr. Childs were each appointed as members of our compensation committee on January 27, 2020. Each member of our compensation committee is and was during 2019 a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act. Mr. Repella was the chairman of the compensation committee during 2019 and was succeeded by Mr. Heffernan upon his resignation from our Board on January 31, 2020. Our Board has determined that the composition of our compensation committee satisfies the applicable independence requirements under, and the functioning of our compensation committee complies with the applicable requirements of, the New York Stock Exchange rules and SEC rules and regulations. We intend to continue to evaluate and intend to comply with all future requirements applicable to our compensation committee. The principal duties and responsibilities of our compensation committee include:

•
establishing and approving, and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting, or recommending to the full Board for approval, the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of our other executive officers, based in part on recommendations of the chief executive officer;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	establishing policies and making recommendations to our Board regarding director compensation;

•	reviewing and discussing with management the compensation discussion and analysis that we may be required from time to time to include in SEC filings; and

•
preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

During the last fiscal year, the compensation committee met 6 times. In 2020, the compensation committee plans to meet an average of once every quarter and with greater frequency if necessary, and anticipates that more meetings may be held in the second half of the year as compared to the first half in order to give additional time and consideration to compensation issues for the coming year. The agenda for each meeting is usually developed by the Chair of the compensation committee, in consultation with our Chief Executive Officer. The compensation committee meets regularly in executive session, without management present. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings, including the Company's compensation consultant, Radford, an Aon plc company ("Radford"). The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of the Company. In addition, under its charter, the compensation committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the committee. In particular, the compensation committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultants’ reasonable fees and other retention terms. Under the charter, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
Beginning in 2016, after taking into consideration the six factors prescribed by the SEC and NYSE described above, the compensation committee engaged Radford, a compensation consulting firm, as a compensation consultant. The compensation committee continued its engagement of Radford during the year ended December 31, 2019. Radford’s work during 2019 included assisting the compensation committee with updating the peer group of companies for 2019 benchmarking purposes, an analysis of the Company’s existing executive compensation, including its equity incentive plan and option granting-practices, and an analysis of the Company’s director compensation policy. In the fourth quarter of 2019, Radford presented the compensation committee with data about the compensation paid by our peer group of companies and other employers who we believe compete with us for executives, updated the compensation committee on new developments in areas that fall within the compensation committee’s jurisdiction and advised the compensation committee regarding all of its responsibilities. Our management did not have the ability to direct Radford’s work.

Historically, the compensation committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the third and fourth quarters of the year. The compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the compensation committee by the Chief Executive Officer with respect to individual employee performance. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director share ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant to be comparable to us.
The compensation committee is governed by a written Compensation Committee Charter approved by our Board of Directors. The charter is available on our website at www.biohavenpharma.com under the links “Investors—Governance Documents—Compensation Committee Charter.” We will also provide a printed copy of the charter to shareholders upon request.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2019, none of the members of the compensation committee was an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2019, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of three directors, Dr. Bailey, Dr. Doogan and Mr. Heffernan. During 2019, our nominating and corporate governance committee consisted of four directors, Dr. Aguiar, Dr. Doogan, Ms. Gregory and Mr. Repella. Dr. Aguiar and Mr. Repella each resigned from our Board effective January 31, 2020, and Dr. Bailey and Mr. Heffernan were each appointed as members of our nominating and corporate governance committee on January 27, 2020. Dr. Doogan is and was during 2019 the chairman of the nominating and corporate governance committee. Our Board has determined that the composition of our nominating and corporate governance committee satisfies the applicable independence requirements under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the New York Stock Exchange standards and SEC rules and regulations. All of the members of our nominating and corporate governance committee satisfy the applicable independence requirements of the NYSE. We will continue to evaluate and will comply with all future requirements applicable to our nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	assessing the need for new directors and identifying individuals qualified to become directors;

•	recommending to the Board the persons to be nominated for election as directors and to each of the board’s committees;

•	assessing individual director performance, participation and qualifications;

•	reviewing and updating the corporate policies;

•	developing and recommending to the board corporate governance principles;

•	monitoring the effectiveness of the board and the quality of the relationship between management and the board; and

•	overseeing an annual evaluation of management’s and the board’s performance.
The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s shareholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the nominating and corporate governance committee typically considers age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. Pursuant to the Company’s Director Criteria policy, the Board and the nominating and corporate governance committee also seek geographic, age, gender and ethnic diversity among the members of the Board. While the Board has not adopted a formal policy on this, considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership.
In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The nominating and corporate governance committee also takes into account the results of the Board’s self-evaluation, which is conducted annually on a group and individual basis. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The nominating and corporate governance committee will consider director candidates recommended by shareholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Corporate Secretary, Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of shareholders. However, in the event that the annual meeting is first convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting were held in the preceding year, in order to be timely, notice by the shareholder must be received by the Corporate Secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made. Submissions must include the information required by our Memorandum and Articles of Association and any other information concerning the proposed nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
The nominating and corporate governance committee is governed by a written nominating and corporate governance committee charter approved by our Board of Directors. The charter is available on our website at www.biohavenpharma.com under the links “Investors—Governance Documents—Nominating and Corporate Governance Committee Charter.” We will also provide a printed copy of the charter to shareholders upon request.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510, Attn: Corporate Secretary. Each communication must set forth the name and address of the shareholder on whose behalf the communication is sent and the number and class of shares of our share capital that are owned beneficially by the shareholder as of the date of the communication.
These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the audit committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the audit committee.
Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the audit committee, compensation committee or nominating and corporate governance committee.

CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES, EXECUTIVE OFFICERS AND DIRECTORS
We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.biohavenpharma.com. The nominating and corporate governance committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.
CORPORATE GOVERNANCE GUIDELINES
The Board has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s shareholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, are available on our website at www.biohavenpharma.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The audit committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the shareholders at the annual meeting.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On March 2, 2020, the audit committee approved the engagement of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. The Company dismissed PricewaterhouseCoopers, LLP ("PwC") as the Company's independent registered public accounting firm effective February 27, 2020. PwC had served as the Company's independent registered public accounting firm since its inception. On March 4, 2020, the Company filed a Current Report on Form 8-K disclosing this change.
The audit reports of PwC on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company's fiscal years ended December 31, 2019 and 2018, and during the subsequent interim period through February 27, 2020, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Exchange Act of 1934 ("Regulation S-K") between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in its reports on the Company's consolidated financial statements for such periods, and (ii) there were no reportable events of the type described in item 304(a)(1)(v) of Regulation S-K, except for the material weakness identified during the audit of the Company's consolidated financial statements as of and for the period ended December 31, 2017, all of which were satisfactorily remediated as of December 31, 2018. Specifically, as of and for the period ending December 31, 2017, there were material weaknesses identified in the Company's internal control over financial reporting related to designing and maintaining (1) an effective control environment commensurate with its financial reporting requirements because of lack of sufficient number of trained professionals with appropriate accounting knowledge, training and experience, (2) accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliations and journal entries, (3) formal accounting policies, processes and controls to analyze, account for and disclose complex transactions, (4) controls over our supervision and review of the completeness and accuracy of third-party vendors' computations supporting our common share valuations and (5) controls over the operating effectiveness of information technology controls for information systems relevant to the preparation of its financial statements. All such material weaknesses were remediated as of December 31, 2018 and there were no material weaknesses identified during the audit of the Company's consolidated financial statements as of and for the period ending December 31, 2019.
During the Company's two most recent fiscal years ended December 31, 2019 and 2018, and the subsequent interim period through February 27, 2020, neither the Company nor anyone acting on its behalf consulted with Ernst & Young LLP regarding any of the matters described in items 304(a)(2)(i) and (ii) of Regulation S-K.
The Company has furnished each of PwC and Ernst & Young LLP with a copy of the disclosures under this Proposal 2. Representatives of Ernst & Young LLP are planning to be present at the annual meeting. However, due to the ongoing coronavirus outbreak and increasing restrictions on travel, there is a possibility that they may not be able to attend the annual meeting. If they are able to attend the annual meeting, they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Memorandum and Articles of Association nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.
To be approved, Proposal 2, the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will count as a vote "Against" the proposal.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and 2018 by PwC.

	Year Ended December 31,
	2019	2018
Audit Fees(1)	$1,237,101	$1,486,074
Audit-Related Fees(2)	551,060	325,000
Tax Fees(3)	238,000	258,000
All Other Fees(4)	2,773	1,818
Total Fees	$2,028,934	$2,070,892

(1)
Includes fees billed for the fiscal year shown for professional services for the audit of the Company’s annual financial statements, quarterly reviews, and review of the Company’s registration statements and other SEC filings.

(2)	Includes attestation related services.

(3)	Includes all services performed for tax return and related compliance services, research and development credit studies, and international tax planning.

(4)	Includes fees for access to software related to accounting guidance provided by PwC.
All fees described above were pre-approved by the audit committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditors. The audit committee generally pre-approves specified services in the defined categories of audit services, audit-related, tax and other services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON
THE
COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our shareholders with a non-binding advisory vote on the compensation of our named executive officers (“NEOs”), as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement (commonly referred to as a “Say-on-Pay” vote). Section 14A of the Exchange Act requires us to hold the Say-on-Pay vote at least once every three years. Following the recommendation of our shareholders at our 2019 Annual Meeting, the Board has chosen to hold the Say-on-Pay vote every year.
We encourage you to read the Compensation Discussion & Analysis, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative disclosure, which provide detailed information on the compensation of our NEOs. Our Board and Compensation Committee believe that the policies and procedures articulated in the Compensation Discussion & Analysis are effective in achieving our goals and the compensation of our NEOs reported in this Proxy Statement has supported and contributed to our success.
Although the results of the Say-on-Pay vote will not be binding, we value highly input from and engagement with our shareholders. Our Board and Compensation Committee will review the results of this 2020 Say-on-Pay vote and consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices. To be approved, Proposal 3, the Say-on-Pay vote, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will count as a vote "Against" the proposal.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
The following table sets forth information concerning our executive officers:

Name	Age	Position
Vlad Coric, M.D.	49	Chief Executive Officer and Director
Elyse Stock, M.D.	62	Chief Medical Officer
Robert Berman, M.D.	57	Special Projects and Medical Oversight
James Engelhart	56	Chief Financial Officer, Treasurer
John Tilton	52	Chief Commercial Officer, Rare and Orphan Diseases
Charles Conway, Ph.D.	58	Chief Scientific Officer
Kimberly Gentile	54	Senior Vice President of Clinical Operations
William "B.J." Jones, MBA	56	Chief Commercial Officer, Migraine and Common Diseases

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
The following sets forth certain information with respect to our executive officers who are not directors:
Elyse Stock, M.D.
Dr. Stock has served as our chief medical officer since August 2019. Prior to this, from June 2017 to August 2019, she served as our chief of portfolio strategy and development. Prior to her time at the Company, she served 19 years at BMS developing numerous experimental agents across multiple therapeutic areas including neuroscience, oncology, immunology and cardiovascular. Dr. Stock completed her residency at Payne Whitney Clinic, Cornell Medical Center and her fellowship in Child and Adolescent Psychiatry at Children's Hospital National Medical Center in Washington D.C. She earned her medical degree at New York University School of Medicine.
Robert Berman, M.D.
Dr. Berman has served as our lead in special projects and medical oversight since August 2019. Prior to this, from November 2015 to August 2019, he served as chief medical officer. From December 2013 to November 2015, he served as president of Biohaven Medical Services LLC and, prior to that, served as a group director of global clinical research at BMS from September 2003 to November 2013. Prior to his time at BMS, Dr. Berman was an associate director of clinical sciences, early development at Pfizer from November 2000 to September 2003. Since October 2012, Dr. Berman has also continued to serve as an adjunct professor of psychiatry at Yale University School of Medicine. Dr. Berman received his B.A. in molecular biophysics and biochemistry from Yale University and his M.D. from Mount Sinai School of Medicine of New York University.
James Engelhart
Mr. Engelhart has served as our chief financial officer since May 2016. Prior to this, from August 2014 to May 2016, he served as executive director of finance, Americas for Alexion Pharmaceuticals, Inc., and from March 2006 to July 2014, he served as a finance director for Energizer Holdings, Inc. From May 1998 to March 2006, Mr. Engelhart served in increasingly senior finance roles for BMS and held finance roles in R&D Operations and International Operations at Schering-Plough from 1992 to 1998. Mr. Engelhart currently serves on the board of directors of OLM School of Madison. Mr. Engelhart started his career as an auditor with Coopers & Lybrand LLP from 1986 through 1991. Mr. Engelhart received his B.S. in accounting from Villanova University and is a CPA (inactive).

John Tilton
Mr. Tilton has served as our chief commercial officer, rare and orphan diseases since April 2019 and, prior to that, as our chief commercial officer since April 2016. Prior to this, from November 2006 to March 2016, he served in increasingly senior marketing and business roles with Alexion Pharmaceuticals, Inc., including serving as its executive director, global sales and marketing operations from January 2011 to March 2016. Prior to his time at Alexion Pharmaceuticals, Mr. Tilton served as a director, division operations at Pfizer from August 2005 to November 2006, as a regional sales manager for Agouron Pharmaceuticals from November 1999 to August 2005 and as division manager at Sanofi from 1993 to 1999. Mr. Tilton received his BSBA in finance from the University of South Carolina—Columbia.
Charles Conway, Ph.D.
Dr. Conway has served as our chief scientific officer since January 2017. From January 2000 to January 2017, he held positions of increasing responsibility in drug discovery at BMS, most recently serving as associate director—biology analytics. Dr. Conway led BMS’s biology program efforts working on the CGRP antagonist program for over 10 years and was part of the full development team advancing rimegepant into clinical research. Dr. Conway has extensive experience in the field of pain research and is an inventor on three U.S. patents granted for the treatment of pain. Prior to his time at BMS, Dr. Conway was a postgraduate research anesthesiologist at the University of California San Diego. Dr. Conway received his B.S. in experimental psychology from the University of Central Missouri and his Ph.D. in neuroscience from the University of California Santa Barbara.
Kimberly Gentile
Ms. Gentile has served as our senior vice president, clinical operations since February 2014. Before coming to Biohaven, Ms. Gentile served as associate director, project manager, global clinical operations at BMS from 2000 to February 2014. Prior to this, she was a senior clinical trial manager at SCIREX Corporation from 1996 to June 2000. Ms. Gentile received her B.S. in Psychology from Salem State University.
William "B.J." Jones, MBA
Mr. Jones has served as our chief commercial officer, migraine and common diseases since April 2019. From January 2016 to March 2019, Mr. Jones served as vice president, head of sales and commercial operations for the general medicine business unit at Takeda Pharmaceuticals America, Inc. From January 2014 to December 2016, he served as vice president, head of sales for U.S. diabetes at AstraZeneca Pharmaceutical, LLP. From April 2013 to December 2014, he served as vice president, head of sales for the U.S. AZ/BMS diabetes alliance at BMS. From September 2007 to March 2013, he served as vice president, commercial operations and then vice president, sales for the eastern zone at Boehringer Ingelheim Pharmaceuticals, Inc. From 2004 to 2007, Mr. Jones served as vice president, marketing & business development at NitroMed, Incorporated. Prior to his time at NitroMed, Mr. Jones served in various roles of increasing seniority at BMS from 1992 to 2004, including serving as marketing director, U.S. medicines for Abilify, and, prior to that, in various roles of increasing seniority as a commissioned officer in the United States Air Force from 1985 to 1992, including serving as function manager at the Armstrong Laboratory. Mr. Jones received his B.S. in human factors engineering from the United States Air Force Academy, his MS in industrial engineering from Texas A&M University and his MBA from the Stanford University Graduate School of Business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our voting securities as of March 17, 2020 for:

•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our voting securities, which includes our common shares and our Series A Preferred Shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The percentage ownership information is based upon 58,290,598 common shares outstanding as of March 17, 2020 and 2,495 shares of our Series A Preferred Shares outstanding as of March 17, 2020. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include common shares issuable pursuant to the exercise of stock options or warrants that are exercisable on or before May 16, 2020, which is 60 days after March 17, 2020, or restricted stock units that vest on or before May 16, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those stock options, warrants or restricted stock units for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510.

Name of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Principal Shareholders
RPI Finance Trust(1)	Series A Preferred Shares	2,495	100.0%
Capital International Investors(2)	Common Shares	6,995,035	12.0%
Named Executive Officers and Directors:
Vlad Coric, M.D.(3)	Common Shares	1,617,990	2.7%
James Engelhart(4)	Common Shares	302,296	0.5%
Kimberly Gentile(5)	Common Shares	131,105	0.2%
William Jones, Jr.(6)	Common Shares	62,588	0.1%
Elyse Stock, M.D.(7)	Common Shares	80,712	0.1%
Gregory H. Bailey, M.D.(8)	Common Shares	3,043,801	5.2%
John W. Childs(9)	Common Shares	3,293,138	5.6%
Declan Doogan, M.D. (10)	Common Shares	1,840,915	3.1%
Julia Gregory (11)	Common Shares	36,000	0.1%
Michael Heffernan	Common Shares	—	—%
All current directors and executive officers as a group (13 persons)	Common Shares	11,748,677	19.1%

(1)	The principal business address of RPI Finance Trust is c/o RP Management LLC 110 East 59th Street, 33rd Floor, New York, NY 10022.

(2)
The amounts shown and the following information were provided by Capital International Investors ("Capital International Investors"), a division of Capital Research and Management Company, pursuant to a Schedule 13G/A filed with the SEC on February 10, 2020. Capital International Investors reports that it has sole voting power over 6,328,587 of these shares and sole dispositive power over 6,995,035 shares. The principal business address of Capital International Investors is 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, CA 90025.

(3)
Consists of (i) 105,985 common shares held directly, (ii) 19,130 common shares held by 401K plan, (iii) 472,500 common shares held by The Vladimir Coric Family Trust 2013, (iv) 333,500 common shares held by The Vladimir Coric Marital Trust 2013 (Elizabeth Ann Coric, Dr. Coric's spouse, serves as the sole trustee of both of the aforementioned trusts) and (v) 686,875 common shares underlying stock options that are vested and exercisable within 60 days of March 17, 2020.

(4)	Consists of (i) 4,522 common shares held directly and (ii) 297,774 common shares underlying stock options that are vested and exercisable within 60 days of March 17, 2020.

(5)	Consists of (i) 3,639 common shares held directly and (ii) 127,466 common shares underlying stock options that are vested and exercisable within 60 days of March 17, 2020.

(6)	Consists of (i) 1,755 common shares held directly and (ii) 60,833 common shares underlying stock options that are vested and exercisable within 60 days of March 17, 2020.

(7)
Consists of (i) 1,844 common shares held directly, (ii) 73,306 common shares underlying stock options that are vested and exercisable within 60 days of March 17, 2020, (iii) 937 common shares owned by Dr. Steven Schnittman, Dr. Stock's spouse, and (iv) 4,625 common shares underlying stock options that are vested and exercisable within 60 days of March 17, 2020 held by Dr. Steven Schnittman, Dr. Stock's spouse.

(8)	Consists of (i) 2,587,601 common shares held directly and (ii) 456,200 common shares underlying stock options that are vested and exercisable within 60 days of March 17, 2020.

(9)
Consists of (i) 2,826,938 common shares held directly, (ii) 10,000 common shares held by John Childs 2013 Revocable Trust and (iii) 456,200 common shares underlying stock options that are vested and exercisable within 60 days of March 17, 2020. As of the record date, 415,000 of the common shares held by Mr. Childs were pledged as collateral in connection with a margin account.

(10)
Consists of (i) 373,913 common shares held directly, (ii) 926,002 common shares held by the Declan Doogan 2014 Trust (the "Doogan Trust") and (iii) 541,000 common shares underlying stock options that are vested and exercisable within 60 days of March 17, 2020. Stephen Doogan, Paul Doogan and Jonathan Doogan (the adult sons of Dr. Doogan) are the trustees of the Doogan Trust and share voting and dispositive power with respect to the common shares held thereby. Dr. Doogan is a beneficiary of the Doogan Trust but disclaims any beneficial ownership of the common shares held by the Doogan Trust.

(11)	Consists of common shares underlying options that are vested and exercisable within 60 days of March 17, 2020.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities, as well as certain affiliates of such persons, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except (i) on October 25, 2019, Dr. Stock filed a late Form 4 with respect to exercises and sales of shares pursuant to the Company's 10b5-1 trading plan and (ii) on March 12, 2020, Dr. Coric filed a late Form 5 with respect to charitable contributions to donor advised funds.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
This CD&A describes our executive compensation philosophy, summarizes our 2019 compensation program and discusses how our NEOs were compensated in 2019. Our NEOs for 2019 are set forth in the table below:

NEO	Principal Position and Title
Vlad Coric, M.D.	Chief Executive Officer
James Engelhart	Chief Financial Officer
William Jones, Jr.	Chief Commercial Officer of Migraine & Common Diseases
Kimberly Gentile	Senior Vice President of Clinical Operations
Elyse Stock, M.D.	Chief Medical Officer
Executive Compensation Guiding Principles and Pay Practices

GUIDING PRINCIPLES

Attract and motivate high-quality executives
▪
Use the 50th percentile total target cash opportunity of our peer group as a guideline to determine executive compensation and remain competitive with market practice.
▪
Differentiate compensation by individual, reflecting his or her role, experience, performance and expected contributions.

Pay for performance	▪ Our program includes short-term and long-term performance-based elements. ▪ Total compensation is expected to vary each year and over the long term to reflect our strategic objectives and performance.
Reinforce long-term view of Company performance
▪
A significant portion of incentive compensation is share-based and long-term in focus.
▪
Maintain an Insider Trading and Window Period Policy, which contains a prohibition on hedging and short sales of Company shares.

Strong governance practices	▪ Retain an independent compensation consultant to advise the Compensation Committee.

PAY PRACTICES
What We Do	What We Don’t Do
• Engage an independent compensation consultant	× No perquisites
• Use the 50th percentile total target cash opportunity of our peer group	× No tax gross-ups
• Directly link pay to performance through the use of stock options and restricted stock units ("RSUs")	× No hedging of Company shares
• Balance incentives for short- and long-term performance goals with a mix of fixed and variable compensation	× No single trigger change in control vesting
EXECUTIVE COMPENSATION PROGRAM
In line with our guiding principles described above, the objectives of our compensation program are to attract, retain and motivate our executive officers to meet our long-term goals. To achieve our goal, we provide appropriate levels of risk and reward, assessed on a relative basis to our peers at the executive levels within the Company and in proportion to individual contribution and performance. We establish appropriate incentives for management to further the Company’s long-term strategic goals and avoid emphasis on short-term market value.
The compensation committee of our Board of Directors (the “compensation committee”) reviews compensation annually for all employees, including our executives. In setting executive base salaries, annual bonuses and bonus opportunities, and granting equity awards, the compensation committee considers compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our shareholders, and promote a long-term commitment to the Company. We use the 50th percentile total target cash opportunity of our peer group as a guideline in setting our executive pay levels (but do not specifically target our compensation to the 50th percentile), and make adjustments to account for personal experience, performance and internal equity. In making our annual equity awards, grants are sized after evaluating and considering the Company’s performance over the fiscal year, each executive’s individual contributions to our accomplishments over the year (based on the executive’s and the CEO’s assessment of their performance) and the size of the award each executive received in the prior fiscal year.
Compensation Committee Role and Process
Our Board has historically determined our executives’ compensation and, since our 2017 initial public offering (“IPO”), has done so after receiving recommendations from our compensation committee. The compensation committee consists of five members of the Board, and each member of the compensation committee is independent (as determined under the independence requirements of the New York Stock Exchange). The compensation committee’s executive compensation duties and policies include the following:

•    Reviewing and approving corporate goals and objectives that reinforce the Company’s long-term strategic goals
•    Approving and recommending to the Board for approval, levels of executive compensation
•    Establishing policies with respect to equity compensation arrangements, including compensation plans and programs advisable for the Company
•    Reviewing regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of the Company’s industry
•    Evaluating the efficacy of the Company’s compensation policy and strategy in achieving expected benefits to the Company and otherwise furthering the compensation committee’s policy.

Each year, our compensation committee typically reviews and discusses management's proposed compensation with our CEO for all executives (other than our CEO). The compensation committee has engaged an independent compensation consulting firm, Radford, which is the Rewards Solutions practice at Aon, plc, since March 2017 to help ensure that our compensation practices are aligned with best market practices and shareholder value.
In 2019, the compensation committee again retained Radford to evaluate our executive compensation program. Radford’s engagement for our 2019 fiscal year included: attending compensation committee meetings, assisting the compensation committee with the selection of a peer group of companies for benchmarking purposes, analysis of our existing executive compensation programs, including our equity incentive plan and equity-based award grant practices, and analysis of our director compensation policy. The compensation consultant serves at the pleasure of the compensation committee rather than management, and the compensation consultant's fees are approved by the compensation committee.
The CEO meets with the compensation committee to review the compensation levels for the Company’s executive-level officers as well as the overall goals for the Company and individuals. Based on those discussions and after receiving recommendations from the CEO and the compensation committee, our Board, in its discretion and without members of management present, discusses and ultimately approves the compensation of our executive officers. The Board makes all final compensation and equity award decisions regarding our NEOs after receiving recommendations from our compensation committee. Our review process emphasizes pay for performance principles to motivate and reward exceptional performance, with the goal of maximizing shareholder value. In general, in making recommendations to the Board, the compensation committee uses the 50th percentile of the base salaries and total target cash compensation of similarly situated executive officers of companies in our peer group (as described below) as a guideline or reference point in setting levels of executive compensation, which gives employees the opportunity to earn compensation that exceeds the 50th percentile for outstanding effort and performance.
Use of Peer Group Data
Our compensation committee, in conjunction with management, uses competitive market data from surveys and reports prepared by Radford. We consider market survey data from a peer group of companies that have similar revenue size, market capitalization, brand value, products, or markets, or with which we compete for executive talent. In 2019, Radford presented the compensation committee with data about the compensation paid by our peer group of companies and other employers who we believe compete with us for executives and updated the compensation committee on new developments in areas that fall within the compensation committee’s functions and responsibilities. Due to the Company's extraordinary performance in 2018 and our increase in employee population, we updated our peer group.
For purposes of setting annual base salary and target cash bonus opportunity for 2019, we used the following peer group:

Acceleron Pharma	Blueprint Medicines	Karyopharm
Aeirie Pharmaeuticals	Cara Therapeutics	MyoKardia
Aimmune Therapeutics	Coherus BioSciences	Reata Pharmaceuticals
Akcea Therapeutics	Deciphera Pharmaceuticals	Sage Therapeutics
Alder BioPharmaceuticals	Esperion Therapeutics	Voyager Therapeutics
Aptinyx	Global Blood Therapeutics	Xencor
Atara Biotherapeutics	Intra-Cellular Therapies	Zogenix
For purposes of determining 2019 equity awards, we used the following peer group:

ACADIA Pharmaceuticals	Blueprint Medicines	Neurocrine BioSciences
Acceleron Pharma	Coherus BioSciences	Reata Pharmaceuticals
Aerie Pharmaceuticals	Deciphera Pharmaceuticals	Sage Therapeutics
Agios Pharmaceuticals	Global Blood Therapeutics	Ultragenyx Pharmaceutical
Aimmune Therapeutics	GW Pharmaceuticals	Xencor
Akcea Therapeutics	Intercept Pharmaceuticals	Zogenix
bluebird bio	MyoKardia
In relation to the new peer group shown above, at the time the peer group was adopted, the Company fell at about the 50th percentile for average market capitalization.
2019 EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Our executive compensation program is aligned with our long-term goals and is intended to attract and retain top talent, reward business performance and maximize shareholder value. Our view of performance reflects the individual’s ability to execute our business objectives in a collaborative and goal-driven environment. Our total compensation program for NEOs is competitive with our peer companies and is comprised of the following key elements:

•	Annual Base Salary: Reflects the executive’s abilities, experience, roles, and responsibilities

•	Annual Bonus: Performance-based annual cash bonus based on Company financial results and individual performance

•	Long-Term Incentive: Stock options and RSUs to align the interests of executives with those of shareholders

•
Employee Benefits: Executives are generally eligible for the same competitive benefits as other employees in the United States, including Company-paid medical, dental, and vision insurance, paid time off and matching contributions to the Company’s 401(k) plan

•	Severance Protection: All of our NEOs are eligible for post-termination severance protection under their employment agreements or offer letter
The compensation committee reviews and recommends to the Board the appropriate target compensation mix for each NEO, taking into account the executive’s success in achieving their individual performance goals and objectives and the corporate performance goals and objectives that are relevant to the executive officer. We do not apply fixed ratios or formulas, or rely solely on market data or quantitative measures.
To achieve our long-term business goals, we emphasize a culture of pay for performance. We provide our executives with equity-based incentives in order to maintain focus on creating long-term value and to ensure alignment with shareholders.
Annual Base Salary
Annual base salaries are intended to provide a fixed component of compensation to our NEOs, reflecting their skill sets, experience, roles and responsibilities. Our compensation committee is generally responsible for reviewing and recommending the appropriate base salary for executives to the Board for approval after taking into consideration input received from its independent compensation consultant and management.
We and our wholly owned subsidiary, Biohaven Pharmaceuticals, Inc., have each entered into employment agreements with Dr. Coric and Mr. Engelhart. Biohaven Pharmaceuticals, Inc. has entered into employment agreements with Mr. Jones and Ms. Gentile, and an offer letter with Dr. Stock. Each of the employment agreements and offer letter establish an initial annual base salary; however, base salaries are generally determined, approved and reviewed periodically by our Board in order to compensate our NEOs for the satisfactory performance of duties to our company.
The following table presents the base salaries for each of our named executive officers during 2019. The 2019 base salaries became effective on January 1, 2019. In determining the base salary increases below, the committee considered the NEOs’ base salary levels in comparison to the peer group (which generally were below the 50th percentile of our peer group), along with the Company’s outstanding performance in 2018 (including the successful completion of our initial public offering, the number of ongoing clinical trials and the significant number of regulatory dossiers prepared and submitted by the Company).

Name	2019 Annual Base Salary	Increase from 2018
Vlad Coric, M.D.	$550,000	10.0%
James Engelhart	$406,694	6.8%
William Jones, Jr.	$460,000	—%(1)
Kimberly Gentile	$372,313	13.8%
Elyse Stock, M.D.	$378,216	—%(1)

(1)	Mr. Jones and Dr. Stock were not NEOs prior to 2019, so their 2018 base salaries are not disclosed.
Annual Cash Bonus
We seek to motivate and reward our executive officers for achievements relative to our corporate goals and expectations for each fiscal year. Each of our NEOs is eligible to receive an annual cash bonus up to a maximum of 175% of his or her target bonus opportunity.
Dr. Coric, Mr. Engelhart and Mr. Jones each have a target bonus opportunity specified in his respective employment agreement with Biohaven Pharmaceuticals, Inc., defined as a percentage of his annual salary. Ms. Gentile's and Dr. Stock's target bonus opportunity for 2019 was determined by the Board, upon recommendation by the compensation committee. For 2019, the target bonus opportunities were as follows:

Name	2019 Target Bonus (% of Salary)
Vlad Coric, M.D.	50%
James Engelhart	35%
William Jones, Jr.	50%
Kimberly Gentile	35%
Elyse Stock, M.D.	35%
The compensation committee reviewed the Company’s 2019 performance and the individual performance of each NEO with Dr. Coric (note that Dr. Coric does not participate in discussions on his own pay), including individual contributions and accomplishments during the year, and recommended to the Board the bonus amounts to be paid to each NEO for 2019 performance. The compensation committee reviewed Dr. Coric’s 2019 performance and recommended his bonus amount to the Board. The Board, following the recommendation of the compensation committee, determined to pay the following bonuses to each of our named executive officers in December 2019:

Name	2019 Actual Bonus ($)	Percentage of Bonus Target
Vlad Coric, M.D.	$581,250	211%
James Engelhart	$234,866	165%
William Jones, Jr.	$276,000	120%
Kimberly Gentile	$228,042	175%
Elyse Stock	$198,563	150%
In determining the amount of the above actual bonuses paid to our NEOs, the committee considered the Company’s outstanding performance in 2019. The committee also considered their assessment of the individual performance of each NEO with respect to the Company’s successes, along with individual self-evaluations completed by each of the NEOs. The committee determined that each NEO had earned a discretionary annual bonus at or above their applicable target, based on their and the Company’s outstanding achievements, including the Company's filing and acceptance of NDAs for the Zydis ODT and tablet formulations of rimegepant with the U.S. Food and Drug Administration, successfully purchasing a priority review voucher to expedite the regulatory review of the NDA for rimegepant Zydis ODT, managing three Phase 3 clinical trials and rapidly building a de novo commercial sales organization. Due to the Company's superior performance in 2019, the Board approved Dr. Coric's actual bonus at 211% of target, instead of capping his bonus at 175% of target bonus.
In addition to the annual cash bonus, Mr. Jones also received a one-time signing bonus of $660,000 in order to incentivize him to join the Company and make him whole for the value of compensation he forfeited upon leaving his previous employment position.
Long-Term Incentives
Our equity-based incentive awards are designed to align our executives’ interests with those of our shareholders. Our compensation committee is responsible for reviewing and recommending equity grants to the Board for the Board's approval. Vesting of equity awards is generally tied to continuous service with the Company over the vesting schedule and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.
In determining the size of the equity awards made to the NEOs, Dr. Coric reviews the NEOs’ individual self-assessments of their own performance over the prior year and makes his own assessment of each individual’s performance. Based on those assessments and on the Company’s performance over the prior fiscal year, Dr. Coric recommends the equity grants to be made to each NEO (other than himself) to the compensation committee. The compensation committee considers Dr. Coric’s assessments and input and makes a final recommendation to the Board as to size of the equity grants to awarded to each NEO. The compensation committee reviews Dr. Coric’s performance and recommends the size of his equity grant to the Board. Our Board makes the final assessment of performance and ultimately has the authority to approve and award equity grants based on the compensation committee’s recommendation, with input from the compensation consultant.
Prior to our IPO, we granted all equity awards pursuant to the 2014 Equity Incentive Plan (the “2014 Plan”). Following our IPO, all equity awards have been granted pursuant to our 2017 Equity Incentive Plan (the “2017 Plan”). Prior to 2019, all of the Company’s equity awards were made in the form of stock options and beginning in 2019 the Company also began granting RSUs to our NEOs. All of the Company's currently outstanding equity awards have been made in the form of stock options or RSUs. Our stock options are granted with a per share exercise price equal to no less than the fair market value of a common share on the date of the grant of such award. The Board decided to start granting RSUs in addition to options due to the Company's growth in 2019 and to continue to align our NEOs' interests with those of the Company's shareholders. Stock options and RSUs are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of our common shares. When determining the size of the grants, as described above, the compensation committee generally considers Dr. Coric’s recommendations and a number of other factors, including the Company’s performance, individual performance, competitive market data as described in “Use of Peer Group Data” and the NEO’s position and responsibilities in the Company.
Equity awards granted to our executives generally vest over a multi-year period. To promote executive retention, unvested awards generally are forfeited if the employee leaves the Company before vesting occurs and vested awards must be exercised within three months after termination of employment.
2019 Equity Grants
At various times throughout 2019, the compensation committee recommended to the Board, after discussion with the CEO (other than with respect to his own pay), that annual equity grants and certain other grants of stock options and RSUs be made to our NEOs. In determining the number of equity awards granted to our NEOs in respect of 2019 performance, the committee and Board again considered the Company’s outstanding performance in 2019 and the individual contributions by each NEO, based on their own self-assessments and the assessment of their supervisor, the CEO (other than with respect to his own performance, which was assessed by the compensation committee).
The number of equity awards granted to each NEO in 2019 with respect to their compensation and performance were as follows: On November 25, 2019, based on the Company's performance during the 2018 fiscal year, 87,500 stock options and 43,800 RSUs, with a respective grant date value of $3,128,831 and $2,514,120 (for Dr. Coric), 29,500 stock options and 14,800 RSUs, with a respective grant date value of $1,054,863 and $849,520 (for Mr. Engelhart), 30,000 stock options and 12,000 RSUs, with a respective grant date value of $1,073,168 and $688,800 (for Mr. Jones), 28,000 stock options and 15,000 RSUs, with a respective grant date value of $1,001,226 and $861,000 (for Ms. Gentile) and 25,000 stock options and 13,500 RSUs, with a respective grant date value of $893,951 and $774,900 (for Dr. Stock); on April 1, 2019, 80,000 stock options, with a grant date value of $2,548,299 (for Mr. Jones in connection with his start at the Company); On March 22, 2019, 6,000 stock options, with a grant date value of $204,175 (for each of Ms. Gentile and Dr. Stock as a performance award related to a successful regulatory submission). The aggregate number of equity awards granted to each NEO in 2019 are shown in the following table:

Name	Number of Options Granted	Option Grant Date Value	Number of RSUs Granted	RSU Grant Date Value	Total Grant Date Value
Vlad Coric, M.D.	87,500	$3,128,831	43,800	$2,514,120	$5,642,951
James Engelhart	29,500	$1,054,863	14,800	$849,520	$1,904,383
William Jones, Jr.	110,000	$3,621,467	12,000	$688,800	$4,310,267
Kimberly Gentile	34,000	$1,205,401	15,000	$861,000	$2,066,401
Elyse Stock, M.D.	31,000	$1,098,126	13,500	$774,900	$1,873,026
The NEOs’ option and RSU grants awarded on November 25, 2019, will vest in four equal installments, with one-quarter vesting on the date of grant and each remaining one-quarter on the first, second and third anniversary of the date of grant, subject to the grantee’s continued employment through each vesting date. The stock options granted to Mr. Jones on April 1, 2019, will vest in three equal installments, with one-third vesting on the date of grant and each remaining one-third on the first and second anniversary of the date of grant. The performance awards granted to each of Ms. Gentile and Dr. Stock on March 22, 2019, vested in full on June 28, 2019. The Board determined to grant options and RSUs with the foregoing vesting schedule in order to incentivize future performance, reward current performance and, in some cases, as part of a signing incentive.
In order for the NEOs to realize any value from their option grants, the Company’s share price must appreciate, thus aligning our executives’ long-term economic interests with those of our shareholders.
OTHER PRACTICES, POLICIES AND GUIDELINES
Perquisites and Personal Benefits
The Company does not provide tax gross-ups, perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for life, medical and dental insurance for all of our employees, including our named executive officers.
Retirement Benefits
The Company sponsors a tax-qualified 401(k) retirement plan in which our eligible employees (including our NEOs) are entitled to participate on the same basis as other plan participants. We match contributions by our employees for the year, up to 4% of their pay (not to exceed the IRS compensation limit) to our 401(k) plan.

Employment Agreements and Offer Letters
As described further below, the Company and our wholly owned subsidiary, Biohaven Pharmaceuticals, Inc., have each entered into employment agreements with Dr. Coric and Mr. Engelhart. Biohaven Pharmaceuticals, Inc. also entered into employment agreements with Mr. Jones and Ms. Gentile, and an offer letter with Dr. Stock. Each of the employment agreements with Dr. Coric and Mr. Engelhart provides for an initial three-year term of employment, with automatic one-year renewal periods, unless either party provides notice of non-renewal at least 90 days before the renewal date. Mr. Jones's and Ms. Gentile’s employment agreement, and Dr. Stock's offer letter do not contain a set term of employment. Each named executive officer's employment is “at-will” and may be terminated at any time by us or Biohaven Pharmaceuticals, Inc., respectively and as applicable, or by the executive.
Termination and Change in Control Benefits
Consistent with the companies in our peer group, we provide severance benefits to our NEOs. Pursuant to their respective employment agreements or offer letter, each NEO is eligible to receive severance payments if his or her employment is terminated under specified circumstances, including without "just cause" or "Good Reason" .
Employment Agreements with Biohaven Pharmaceutical Holding Company Ltd.
Under the employment agreements with Dr. Coric and Mr. Engelhart, if we terminate his employment or fail to elect the executive to his respective officer position, or if the executive's employment is terminated due to death or disability, the executive is entitled to a lump sum severance payment in the amount of $350,000 for Dr. Coric and $290,000 for Mr. Engelhart. Under the employment agreements, all stock options held by Dr. Coric and Mr. Engelhart will be deemed to be fully vested and exercisable on his termination date, and the exercise period of such stock options will be extended for a period of two years following the termination date (or if earlier, the end of the term of the award). These severance payments are in addition to any severance payments due to the named executive officers under their agreements with Biohaven Pharmaceuticals, Inc., as described below.
Employment Agreements with Biohaven Pharmaceuticals, Inc.
Under the employment agreements between our wholly owned subsidiary, Biohaven Pharmaceuticals, Inc., and each of Dr. Coric, Mr. Engelhart and Mr. Jones, if the executive's employment with Biohaven Pharmaceuticals, Inc. is terminated without “just cause,” due to death or disability, or if the executive terminates his employment for “Good Reason,” each in the absence of a “Change in Control," subject to the execution and non-revocation of a release of claims against the Company, the executive is entitled to receive severance payments, in equal monthly installments at the applicable base salary rate in effect on the first day of the calendar month immediately preceding the termination date, for 15 months following termination for Dr. Coric, 12 months following termination for Mr. Engelhart and for 24 months following the termination of Mr. Jones. In addition, upon such termination, each executive is entitled to continued health and life insurance coverage for the period during which the executive receives severance payments, except in the case of Mr. Jones for 18 months, reduced to the extent the executive receives comparable benefits elsewhere during the period. In addition, under the employment agreements, all stock options granted to each of Dr. Coric, Mr. Engelhart and Mr. Jones would become fully vested and exercisable upon such termination, and remain exercisable for 24 months following the date of the NEO’s termination. Upon termination due to disability, the amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies.
Under the employment agreements between Biohaven Pharmaceuticals, Inc. and each of Dr. Coric, Mr. Engelhart and Mr. Jones, if the executive's employment with Biohaven Pharmaceuticals, Inc. is terminated without “just cause” or if the executive terminates his employment for “Good Reason,” each within 12 months following a “Change in Control,” subject to the execution and non-revocation of a release of claims against Biohaven Pharmaceuticals, Inc., the executive will be entitled to receive severance payments equal to the sum of the applicable base salary rate in effect and the target bonus opportunity, times 1.5 (for Dr. Coric), 1 (for Mr. Engelhart) and 2 times base salary and 3 times target bonus opportunity (for Mr. Jones), in equal monthly installments, for 18 months following termination of Dr. Coric, for 12 months following termination of Mr. Engelhart and for 24 months following termination of Mr. Jones. In addition, upon such termination, each executive is entitled to continued health and life insurance coverage during the period during which the executive receives severance payments, except in the case of Mr. Jones for 18 months, reduced to the extent the executive receives comparable benefits elsewhere during the severance period. All time-based vesting equity awards held by the executive as of the date of his termination will be deemed to be fully vested and exercisable on the termination date, and the executive may exercise such awards for 12 months following the termination date (or if earlier, the end of the term of the award). Performance awards will be governed by the terms of the applicable award agreement. Upon termination due to disability, the amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies. Under the employment agreement with Ms. Gentile and the offer letter with Dr. Stock, if Biohaven Pharmaceuticals, Inc. terminates their employment without “Cause” or if the executive terminates his or her employment for “Good Reason”, they are entitled to an amount equal to six months portion of their base salary, to be paid consistent with the Company’s normal payroll schedule over six months. Neither Ms. Gentile's employment agreement or Dr. Stock's offer letter contain differing severance entitlements before or after a change in control.
Long-Term Incentive Awards
Under the terms of the 2017 Plan, unless otherwise provided under the terms of an applicable award agreement, if the surviving corporation or a successor corporation does not assume or substitute any outstanding awards upon a Change in Control, the outstanding awards will fully vest, with any performance goals or other vesting criteria achieved at target levels. Under the 2014 Plan, unless otherwise provided under the terms of the applicable award agreement, the committee retains discretion to provide for the appropriate treatment of awards upon a Change in Control, the replacement or repurchase of outstanding awards, and/or providing for a cash payment for outstanding options.
Additional information regarding the compensation and benefits that may be payable to our NEOs upon a termination of employment is contained below in “Potential Payments upon Termination or Change-in-Control”.
Hedging/ Trading Policy
The Trading Policy prohibits employees, officers and directors from engaging in transactions designed to limit or eliminate economic risks, including transactions involving options, puts, calls, hedging transactions or other derivative securities tied to the Company’s common shares. Officers, directors and others subject to the reporting obligations under Section 16 of the Exchange Act are also prohibited from engaging in short-swing trading and are required to abide by the restrictions on sales by control persons and the disclosure requirements related to such sales. In addition, pursuant to Regulation BTR under the Exchange Act, directors and executive officers are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security during any "blackout period" with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as director or executive officer. For more information on the Trading Policy, see the section entitled "Information Regarding the Board of Directors and Corporate Governance — Prohibition Against Hedging."
Risk Consideration
The Company has established executive compensation programs and practices that measure performance and are paid on both a short-term and long-term basis in order to ensure that our executives are not focused on short-term gains that may jeopardize or otherwise risk the long-term health of the Company.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the amount a public company may deduct for compensation paid to the Company’s “covered employees,” which include our named executives. Prior to 2018, this limit did not apply to compensation that qualified as “performance-based compensation”. The Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception

(other than compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that qualifies for transition relief or certain outstanding equity awards that may be eligible for exemption under the IPO transition relief rules). The compensation committee continues to consider the deductibility of compensation, including in light of the changes to Section 162(m). However, the primary goals of our executive compensation program are to attract, incentivize and retain key employees and align pay with performance, and the compensation committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.
COMPENSATION COMMITTEE REPORT
The compensation committee of the Board of Directors of Biohaven Pharmaceutical Holding Company Ltd, on behalf of the Board, establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the business objectives. In fulfilling its oversight responsibilities, the compensation committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth in this proxy statement.
In reliance on the review and discussions referred to above, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s proxy statement to be filed in connection with the Company’s 2019 annual meeting of shareholders.
THE COMPENSATION COMMITTEE
Michael T. Heffernan, Chairperson
Gregory H. Bailey, M.D.
John W. Childs
Declan Doogan, M.D.
Julia P. Gregory, M.B.A.
2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(2)(3)	Option Awards ($)(4)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Vlad Coric, M.D.
Chief Executive Officer	2019	550,000	581,250	3,128,831	2,514,120	13,432	6,787,633
	2018	500,000	437,500	4,344,638	—	12,500	5,294,638
	2017	420,892	337,500	3,086,473	—	10,800	3,855,665
James Engelhart
Chief Financial Officer	2019	406,694	234,866	1,054,863	849,520	14,827	2,560,770
	2018	380,800	233,240	1,629,239	—	14,028	2,257,307
	2017	327,003	178,500	1,991,700	—	13,080	2,510,283
William Jones, Jr.(6)
Chief Commercial Officer of Migraine & Common Diseases	2019	345,000	936,000	3,621,467	688,800	14,478	5,605,745
Kimberly Gentile(7)
Senior Vice President, Clinical Operations	2019	372,313	228,042	1,205,401	861,000	13,734	2,680,490
	2018	327,250	198,297	1,412,007	—	15,192	1,952,746
Elyse Stock(6)
Chief Medical Officer	2019	378,216	198,563	1,098,126	774,900	17,610	2,467,416

(1)
Salary amounts represent actual amounts paid for the indicated year. See the section entitled “Compensation Discussion & Analysis—2019 Executive Compensation Program in Detail—Annual Base Salary” for a description of adjustments to base salaries made during the year.

(2)	These amounts were paid to the executive by Biohaven Pharmaceuticals, Inc., which, as of December 31, 2019, is our wholly owned subsidiary.

(3)
The amounts reflect the discretionary bonuses paid for performance during 2017, 2018 and 2019, as discussed further above under “—Compensation Discussion and Analysis—The 2019 Executive Compensation Program in Detail—Annual Cash Bonus.” In the case of Mr. Jones, the amount shown also includes a one-time signing bonus of $660,000.

(4)
The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. The assumptions we used in valuing 2019 stock option awards and RSU grants are described in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(5)	The amounts consist of Company contributions to the executive officer’s account under our 401(k) plan and life insurance premiums paid by the Company.

(6)	Table only includes compensation paid or granted in 2019, as Mr. Jones became an employee of the Company in 2019 and Dr. Stock became a NEO in 2019.

(7)	Table only includes compensation paid or granted in 2019 and 2018, as Ms. Gentile was not a NEO in 2017.
GRANTS OF PLAN-BASED AWARDS IN 2019
The table below summarizes the equity awards granted to the NEOs in 2019.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	All Other Stock Awards: Number of Shares of Units(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Vlad Coric	11/25/2019	87,500	43,800	57.40	5,642,951
James Engelhart	11/25/2019	29,500	14,800	57.40	1,904,383
William Jones, Jr.	11/25/2019	30,000	12,000	57.40	1,761,968
	4/1/2019	80,000	—	50.72	2,548,299
Kimberly Gentile	11/25/2019	28,000	15,000	57.40	1,862,226
	3/22/2019	6,000	—	50.85	204,175
Elyse Stock, M.D.	11/25/2019	25,000	13,500	57.40	1,668,852
	3/22/2019	6,000	—	50.85	204,175

(1)
The amounts in this column represent the number of stock options awarded to each NEO in 2019. The common shares underlying the time-based options granted on November 25, 2019 vest in four equal installments on November 25, 2019, 2020, 2021 and 2022, subject to the executive’s continued service as of each applicable vesting date. The common shares underlying the new hire options granted on April 1, 2019 vest in three equal installments on April 1, 2019, 2020 and 2021, subject to the executive’s continued service as of each applicable vesting date. The common shares underlying the performance options granted on March 22, 2019 vested in full on June 28, 2019 upon a successful regulatory submission.

(2)
The amounts in this column represent the number of RSUs awarded to each NEO in 2019. The RSUs vest in four equal installments on November 25, 2019, 2020, 2021 and 2022, subject to the executive's continued service as of each applicable vesting date.

(3)	The amounts in this column represent the grant date fair value of option awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information about outstanding stock options held by each of our NEOs as of December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Vlad Coric, M.D.	250,000	—	0.61	11/25/2024	—	—
	175,000	—	5.60	10/22/2025	—	—
	50,000	—	9.29	12/14/2026	—	—
	30,000	10,000(1)	10.82	04/05/2027	—	—
	100,000	100,000(2)	20.79	12/06/2027	—	—
	50,000	150,000(4)	32.42	11/20/2028	—	—
	21,875	65,625(5)	57.40	11/25/2029	32,850(6)	1,788,354
James Engelhart	17,500	—	0.61	11/25/2024	—	—
	25,000	—	5.60	10/22/2025	—	—
	31,225	—	9.29	12/14/2026	—	—
	118,792	—	9.29	01/30/2027	—	—
	30,000	10,000(1)	10.82	04/05/2027	—	—
	39,132	39,132(2)	20.79	12/07/2027	—	—
	18,750	56,250(4)	32.42	11/20/2028	—	—
	7,375	22,125(5)	57.40	11/25/2029	11,100(6)	604,284
William Jones, Jr.	26,666	53,334(7)	50.72	04/01/2029	—	—
	7,500	22,500(5)	57.40	11/25/2029	9,000(6)	489,960
Kimberly Gentile	25,000	—	5.60	10/22/2025	—	—
	23,500	—	9.29	12/14/2026	—	—
	18,750	6,250(1)	10.82	04/05/2027	—	—
	5,000	5,000(3)	37.54	09/04/2027	—	—
	21,306	21,306(2)	20.79	12/06/2027	—	—
	16,250	48,750(4)	32.42	11/20/2028	—	—
	6,000	—	50.85	03/22/2029	—	—
	7,000	21,000(5)	57.40	11/25/2029	11,250(6)	612,450
Elyse Stock	—	18,500(1)	10.82	04/05/2027	—	—
	5,000	5,000(3)	37.54	09/04/2027	—	—
	21,306	21,306(2)	20.79	12/06/2027	—	—
	16,250	48,750(4)	32.42	11/20/2028	—	—
	6,000	—	50.85	03/22/2029	—	—
	6,250	18,750(5)	57.40	11/25/2029	10,125(6)	551,205

(1)	The unvested shares underlying this option vest on April 5, 2020, subject to the executive’s continued service as of such vesting date.

(2)
Half of the unvested shares underlying this option vest on December 7, 2020 and the remaining half vest on December 7, 2021, subject to the executive’s continued service as of each applicable vesting date.

(3)
Half of the unvested shares underlying this option vest on September 5, 2020 and the remaining half will vest on September 5, 2021, subject to the executive’s continuous service as of each applicable vesting date.

(4)	The unvested shares underlying this option vest in three equal installments on November 20, 2020, 2021 and 2022, subject to the executive’s continued service as of each applicable vesting date.

(5)	The unvested shares underlying this option vest in three equal installments on November 25, 2020, 2021 and 2022, subject to the executive’s continued service as of each applicable vesting date.

(6)	The unvested shares underlying this RSU vest in three equal installments on November 25, 2020, 2021 and 2022, subject to the executive’s continued service as of each applicable vesting date.

(7)	The unvested shares underlying this option vest in two equal installments on April 1, 2020 and 2021, subject to the executive’s continued service as of each applicable vesting date.
OPTION EXERCISES AND SHARES VESTED IN 2019
The table below summarizes, for each NEO, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share on the NYSE of our common shares and the exercise price on the date of exercise) and vesting of RSUs (with value realized based on the price of our common shares on the date of release).

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Vlad Coric, M.D.	—	—	10,950	570,824
James Engelhart	—	—	3,700	192,881
William Jones, Jr.	—	—	3,000	156,390
Kimberly Gentile	25,000	1,310,711	3,750	195,488
Elyse Stock, M.D.	18,500	633,577	3,375	175,939

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table describes the potential payments and benefits that would have been payable to our NEOs assuming a termination of employment and/or a change in control occurred, in each case on December 31, 2019. The actual amount to be paid to each NEO upon a termination or change in control may vary significantly from the amounts included herein. For a description of the applicable agreements reflected in the table below, see the sections entitled “Compensation Discussion and Analysis—Other Practices, Policies and Guidelines—Employment Agreements and Offer Letters” and “Compensation Discussion and Analysis—Other Practices, Policies and Guidelines—Termination and Change in Control Benefits.”

NEO	Severance ($)		Employee Benefits ($)		Equity-Based Awards($)(1)		Total ($)
Vlad Coric, M.D.
Change in Control	—		—		8,892,554	(6)	8,892,554
Qualifying Termination (Pre-CIC)	1,037,500	(2)	36,869	(5)	8,892,554	(7)	9,966,923
Qualifying CIC Termination	1,587,500	(3)	44,242	(5)	8,892,554	(6)(7)	10,524,296
Death or Disability	1,037,500	(4)	36,869	(5)	8,892,554	(7)	9,966,923
James Engelhart
Change in Control	—		—		3,595,901	(6)	3,595,901
Qualifying Termination (Pre-CIC)	696,694	(8)	30,890	(5)	3,595,901	(7)	4,323,485
Qualifying CIC Termination	839,037	(9)	30,890	(5)	3,595,901	(6)(7)	4,465,828
Death or Disability	696,694	(10)	30,890	(5)	3,595,901	(7)	4,323,485
William Jones, Jr.
Change in Control	—		—		688,362	(6)	688,362
Qualifying Termination (Pre-CIC)	1,035,000	(11)	40,894	(5)	688,362	(7)	1,764,256
Qualifying CIC Termination	1,207,500	(12)	40,894	(5)	688,362	(6)(7)	1,936,756
Death or Disability	1,035,000	(13)	40,894	(5)	688,362	(7)	1,764,256
Kimberly Gentile
Change in Control	—		—		2,759,997	(6)	2,759,997
Qualifying Termination (Pre-CIC)	186,157	(14)	—		—		186,157
Qualifying CIC Termination	186,157	(14)	—		2,759,997		2,946,154
Death or Disability	—		—		—		—
Elyse Stock, M.D.
Change in Control	—		—		3,233,097		3,233,097
Qualifying Termination (Pre-CIC)	189,108	(14)	—		—		189,108
Qualifying CIC Termination	189,108	(14)	—		3,233,097		3,422,205
Death or Disability	—		—		—		—

(1)
These amounts reflect the value of the acceleration of unvested option and RSU awards, assuming the acceleration occurred on December 31, 2019 and the closing price of our common shares on the NYSE on such date ($54.44).

(2)
Dr. Coric is entitled to a lump sum severance payment of $350,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. if he is terminated or is not elected to his position. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Dr. Coric is terminated without “just cause” or if he resigns for “Good Reason”, in either case not in connection with a change in control (each of which we refer to as a “Qualifying Termination”), he is entitled to receive severance payments equal to his then-current annual base salary for 15 months following termination.

(3)
Dr. Coric is entitled to a lump sum severance payment of $350,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. if he is terminated from his position or is not elected to his position. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Dr. Coric is terminated without “just cause” or if he resigns for “Good Reason”, in either case within 12 months of a change in control (each of which we refer to as a “Qualifying CIC Termination”), he is entitled to receive severance payments equal to his then-current annual base salary rate plus an amount equal to 150% of his target bonus in equal monthly installments, for 18 months following termination.

(4)
Dr. Coric is entitled to a lump sum severance payment of $350,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. upon his termination due to death or disability. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Dr. Coric is terminated due to death or disability, he is entitled to receive severance payments equal his then-current annual base salary for 15 months following termination. The amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.’s disability insurance policies, however, no such reduction is assumed for purposes of the tables above.

(5)
The amount reported represents the cost of continued health and life insurance coverage during the period for which the executive receives severance payments, except, in the case of Mr. Jones for 18 months, pursuant to the executive’s employment agreement with Biohaven Pharmaceuticals, Inc. Dr. Coric and Mr. Engelhart would be entitled to payment of their premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, however, for purposes of this table, the cost of such coverage to the Company as of December 31, 2019 was used.

(6)	The compensation committee has determined that all outstanding time-vested option and RSU awards granted under the 2017 Plan would vest upon a Change in Control (as defined in the 2017 Plan).

(7)
The amount reported represents the value of the accelerated vesting of the executive’s outstanding option and RSU awards as of December 31, 2019. Upon such a termination of employment, the executive is entitled to immediate vesting of all outstanding time-vested equity awards pursuant to his employment agreements with Biohaven Pharmaceutical Holding Company Ltd. and Biohaven Pharmaceuticals, Inc.

(8)
Mr. Engelhart is entitled to a lump sum severance payment of $290,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. if he is terminated or is not elected to his position. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Engelhart experiences a Qualifying Termination, he is entitled to receive severance payments equal to his then-current annual base salary for 12 months following termination.

(9)
Mr. Engelhart is entitled to a lump sum severance payment of $290,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. if he is terminated from his position or is not elected to his position. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Engelhart experiences a Qualifying CIC Termination, he is entitled to receive severance payments equal to his then-current annual base salary rate plus an amount equal to 100% of his target bonus in equal monthly installments, for 12 months following termination.

(10)
Mr. Engelhart is entitled to a lump sum severance payment of $290,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. upon his termination due to death or disability. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Engelhart is terminated due to death or disability, he is entitled to receive severance payments equal to his then-current annual base salary for 12 months following termination. The amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.’s disability insurance policies, however, no such reduction is assumed for purposes of the tables above.

(11)
Pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Jones experiences a Qualifying Termination, he is entitled to receive severance payments equal to 2x the sum of his then-

current annual base salary plus annual target bonus, paid in equal installments for 24 months following his termination of employment.

(12)
Pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Jones experiences a Qualifying CIC Termination, he is entitled to receive severance payments equal to 2x his then-current annual base salary rate plus an amount equal to 3x his target annual bonus.

(13)
Pursuant to his employment agreement with Biohaven Pharmaceuticals Inc., if Mr. Jones is terminated due to disability, he is entitled to receive severance payments equal to 2x the sum of his then-current annual base salary plus annual target bonus, paid in equal installments for 24 months following his termination of employment. The amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies, however, no such reduction is assumed for purposes of the tables above.

(14)	Ms. Gentile and Dr. Stock are entitled to receive severance payments equal to six months of their base salary following termination.

CEO PAY RATIO DISCLOSURE
We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Dr. Coric, our CEO, for the year ended December 31, 2019:

•	The annual total compensation of our median employee was $165,840.

•	The annual total compensation of Dr. Coric was $6,787,633.

•	This represents a ratio of 41:1.

To identify our median employee, we used our entire U.S. employee population as of December 31, 2019 and measured compensation based on Box 1 Form W-2 earnings, which we annualized for any full-time or part-time employee who was not employed by the Company for the entire 2019 year. Box 1 Form W-2 earnings consists of wages, tips and other compensation, including equity awards. We believe that the use of Box 1 Form W-2 compensation that has been annualized for any full-time and part-time employees who were not employed for the entire year is a consistently applied compensation measure that reasonably reflects compensation for our employee population because it includes base pay and annual incentive compensation, which a significant majority of our employees receive.

When identifying our median employee, we included all of our employees, whether full-time or part-time, but excluded independent contractors such as individuals that we employ through an independent third-party. For part-time workers, we did not adjust base cash compensation to the equivalent for a full-time employee. As of December 31, 2019, we had 647 employees, with 642 based in the U.S. Item 402(u) of Regulation S-K provides an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent or less of the company’s total number of employees. We applied the foregoing de minimis exemption when identifying the median employee by excluding the Company's five non-U.S. employees who provided services to our Chinese subsidiary.

After identifying the median employee based on the above methodology, we calculated annual total compensation for such employee using the same methodology that we use for our named executive officers set forth in the 2019 Summary Compensation Table, but annualized the median employee’s 2019 compensation, because the employee was not employed by the Company for all of 2019. To calculate the ratio, we then divided Dr. Coric’s annual total compensation, as reported in the Summary Compensation Table, by the median employee’s annual total compensation.

We believe the ratio above is a reasonable estimate calculated in accordance with SEC requirements under Item 402(u) of Regulation S-K. Given the different methodologies, exclusions, estimates and assumptions other companies may use to calculate their respective CEO pay ratios, as well as differences in employment and compensation practices between companies, the estimated ratio reported above may not be comparable to that reported by other companies.

DIRECTOR COMPENSATION
DIRECTOR COMPENSATION TABLE
The following table shows for the fiscal year ended December 31, 2019 certain information with respect to the compensation of all non-employee directors of the Company. Dr. Coric, our chief executive officer, is also a director but did not receive any additional compensation for his services as a director. Dr. Coric’s compensation is set forth in the “Executive Compensation” section.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2) (4)(6)	All Other Compensation ($)(3)	Total ($)(5)
Declan Doogan, M.D.	85,000	699,433	—	784,433
Eric Aguiar, M.D.	38,750	699,433	—	738,183
Gregory H. Bailey, M.D.	35,000	699,433	—	734,433
Robert Repella, RPh, MBA	54,788	699,433	—	754,222
John W. Childs	35,000	699,433	8,750	743,183
Julia Gregory	58,750	699,433	—	758,183

(1)	The amounts in the table reflect pro-rated amounts from January 1, 2019 through December 31, 2019.

(2)
This column reflects the full grant date fair value for awards granted during the year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. The assumptions we used in valuing the stock option awards are described in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)	This column reflects a true-up amount paid in cash during fiscal year 2019 but related to fees earned in 2018.

(4)
On May 21, 2019, each of our non-employee directors received an option grant to purchase 18,000 common shares at an exercise price of $61.76 per share. The shares underlying this option will vest on April 30, 2020.

(5)
The year-over-year increase in total compensation for the directors is due to the increase in the fair market value of options awarded in 2019 compared to 2018. The directors were awarded 18,000 options both years.

(6)	The following table provides information about outstanding stock options held by each of our non-employee directors as of December 31, 2019:

Name	Option Awards
Declan Doogan, M.D.	541,000 (i)
Eric Aguiar, M.D.	86,000 (ii)
Gregory H. Bailey, M.D.	456,200 (iii)
Robert Repella, RPh, MBA	54,000 (iv)
John W. Childs	456,200 (iii)
Julia Gregory	48,000 (v)

(i)
These option awards consist of (a) an option to purchase 250,000 common shares, which is fully vested, (b) an option to purchase 175,000 common shares, which is fully vested, (c) an option to purchase 50,000 common shares, which is fully vested, (d) an option to purchase 18,000 common shares, which is fully vested, (e) an option to purchase 30,000 common shares, of which 22,500 common shares are fully vested and the remaining 7,500 common shares will vest on April 6, 2020 and (f) an option to purchase 18,000 common shares, all of which will vest on April 30, 2020.

(ii)
These option awards consist of (a) an option to purchase 30,000 common shares, which is fully vested, (b) an option to purchase 18,000 common shares, which is fully vested and (c) an option to purchase 20,000 shares, of which 15,000 shares are fully vested. On January 31, 2020, Dr. Aguiar resigned from the Board and 5,000 shares that would have vested on April 6, 2020 and an option to purchase 18,000 common shares, all of which would have vested on April 30, 2019, were forfeited.

(iii)
These option awards consist of (a) an option to purchase 212,500 common shares, which is fully vested, (b) an option to purchase 150,000 common shares, which is fully vested, (c) an option to purchase 37,700 common shares, which is fully vested, (d) an option to purchase 18,000 common shares, which is fully vested, (e) an option to purchase 20,000 common shares, of which 15,000 common shares are fully vested and the remaining 5,000 shares will vest on April 6, 2020 and (f) an option to purchase 18,000 common shares, all of which will vest on April 30, 2020.

(iv)
These option awards consists of (a) an option to purchase 36,000 common shares, of which 12,000 common shares are fully vested and the remaining 24,000 common shares will vest in two equal installments on September 7, 2020 and 2021 and (b) an option to purchase 18,000 common shares, all of which will vest on April 30, 2020. On January 31, 2020, Mr. Repella resigned from the Board and continues to serve the Company as a consultant.

(v)
These option awards consists of (a) an option to purchase 18,000 common shares, which is fully vested, (b) an option to purchase 18,000 common shares, all of which will vest on April 30, 2020 and (c) an option to purchase 12,000 common shares, all of which will vest on August 2, 2020.

Annual Cash Compensation
Under our director compensation policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of the Board and the chair of each committee receive an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board. The retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as follows:

Annual Board Service Retainer
All non-employee directors	$35,000
Non-executive Chairman of the Board (in addition to non-employee director service retainer above)	$30,000
Annual Committee Member Service Retainer
Member of the Audit Committee	$7,500
Member of the Compensation Committee	$5,000
Member of the Nominating and Corporate Governance Committee	$3,750
Annual Committee Chair Service Retainer
(in addition to Committee Member Service Retainer above):
Chair of the Audit Committee	$7,500
Chair of the Compensation Committee	$5,000
Chair of the Nominating and Corporate Governance Committee	$3,750
We also continue to reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings.
Annual Equity Compensation
The equity compensation set forth below is granted under the 2017 Plan. All stock options granted under this plan and the director compensation policy are nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the 2017 Plan) of the underlying common shares on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the 2017 Plan).
Initial Equity Grant
On (a) May 9, 2017, which is referred to as the effective date, for each non-employee director who is serving on the Board as of such date, or (b) the date of the non-employee director’s initial election to the Board, for each non-employee director who is first elected to the Board following the effective date (or, if either such date in (a) or (b) is not a market trading day, the first market trading day thereafter), the non-employee director will be automatically, and without further action by the Board or compensation committee of the Board, granted a stock option to purchase 36,000 common shares. The common shares subject to each stock option will vest in three equal annual installments, beginning on the first anniversary of the grant date, subject to the non-employee director’s Continuous Service (as defined in the 2017 Plan) through each such vesting date.
Annual Equity Grant
On the date of each annual shareholder meeting held after the effective date, each non-employee director who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or compensation committee of the Board, granted a stock option to purchase 18,000 common shares. The shares subject to each stock option will vest in full on the earlier of (a) the first anniversary of the applicable annual shareholder meeting at which the option was granted or (b) the date of the annual shareholder meeting following the annual shareholder meeting at which the option was granted, in each case subject to the non-employee director’s Continuous Service (as defined in the 2017 Plan) through such vesting date.
Our director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our shareholders.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows information regarding our equity compensation plans as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)(1)
Equity compensation plans approved by security holders	9,511,965	$24.58	1,179,019
Equity compensation plans not approved by security holders	—	—	—
Total	9,511,965	$24.58	1,179,019

(1)
Consists of (i) 37,328 common shares related to the 2017 Plan and (ii) 1,141,691 common shares related to the 2017 Employee Stock Purchase Plan (the "ESPP") reserved for future issuance as of December 31, 2019. Pursuant to the terms of the Company’s 2017 Plan, an additional 2,095,040 common shares were added to the number of available shares under the 2017 Plan effective January 1, 2020. The number of common shares reserved for issuance under the 2017 Plan may be increased by the Board on January 1 of each year through and including January 1, 2027, by a number of common shares determined by the Board in an amount not to exceed 4% of the total number of common shares outstanding on December 31 of the preceding calendar year. As noted, pursuant to this authority, an additional 2,095,040 shares were added to the number of available shares under the 2017 Plan effective January 1, 2020. The number of common shares reserved for issuance under the ESPP automatically increases on January 1 of each calendar year through January 1, 2027, by the lesser of (1) 1% of the total number of common shares outstanding on December 31 of the preceding calendar year and (2) 600,000 shares; provided, that prior to the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (1) and (2). Pursuant to the terms of the Company's 2017 ESPP, an additional 523,853 common shares were added to the number of available shares under the 2017 ESPP effective January 1, 2020. As of the date of this proxy statement, no common shares have been purchased under the ESPP.

(2)	The weighted-average exercise price does not include RSUs.

TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a written Related Person Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.
CERTAIN RELATED PARTY TRANSACTIONS
Except as described below, there have been no transactions since January 1, 2019 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”
Guarantor and Co-Guarantor Warrants
In connection with a guarantee of the Company's obligations under its one-year credit agreement with Wells Fargo Bank, National Association, the Company issued warrants, each to purchase 107,500 common shares at an exercise price of $9.9211 per share, to Mr. Childs and Dr. Bailey. Both warrants were exercised in March 2019, and common shares settled in the second quarter of 2019, resulting in proceeds to the Company of $1,998,000.
Loren Aguiar, M.D.
Loren Aguiar, M.D., who is the spouse of Eric Aguiar, M.D., a former member of our Board, is an employee of the Company and holds the title of Vice President Research and Development. Dr. Loren Aguiar became an employee in July 2017. Her annual base salary is $329,930. In the year ended December 31, 2019, Dr. Loren Aguiar received the following option grant:

Date of Grant	Number of Common Shares Underlying Options (#)	Exercise Price per Share ($)	Vesting Schedule
December 18, 2019	12,000	52.13	Four installments on each of December 18, 2019, 2020, 2021 and 2022, subject to Dr. Loren Aguiar’s continuing service through each vesting date.

The transactions with Dr. Loren Aguiar are not subject to our Related Person Transaction Policy, as they are solely related to compensation for services as an employee of the Company.
Steven Schnittman, M.D.
Steven Schnittman, M.D., who is the spouse of Dr. Stock, a NEO of the Company, provides consulting services to Biohaven. Dr. Schnittman's consulting relationship with the Company began in February 2019. The Company paid $105,250 in consulting fees to Dr. Schnittman in 2019. In the year ended December 31, 2019, Dr. Schnittman received the following option grants:

Date of Grant	Number of Common Shares Underlying Options (#)	Exercise Price per Share ($)	Vesting Schedule
September 17, 2019	11,000	47.32	Four installments on each of September 17, 2019, 2020, 2021 and 2022, subject to Dr. Schnittman’s continuing service through each vesting date.
December 18, 2019	7,500	52.13	Four installments on each of December 18, 2019, 2020, 2021 and 2022, subject to Dr. Schnittman’s continuing service through each vesting date.

The transactions with Dr. Schnittman were approved by the Audit Committee pursuant to our Related Person Transaction Policy.

Katrina VanTyne
Katrina VanTyne, who is the sibling of Ms. Gentile, a NEO of the Company, provided social media consulting services to the Company in 2019 and became an employee in March 2020. The Company paid $92,944, in consulting fees to Ms. VanTyne from January 1, 2019 through her hiring in March 2020. Upon hiring, Ms. VanTyne received the following option grant:

Date of Grant	Number of Common Shares Underlying Options (#)	Exercise Price per Share ($)	Vesting Schedule
March 9, 2020	1,000	40.47	Four installments on each of March 9, 2020, 2021, 2022 and 2023, subject to Ms. VanTyne's continuing service through each vesting date.

The transactions with Ms. VanTyne are not subject to our Related Person Transaction Policy, as they are solely related to compensation for services as an employee or consultant of the Company.
Real Life Sciences, Inc.
In February 2020, the Company engaged Real Life Sciences, Inc. (RLS) to provide certain marketing strategy consulting related to the commercial launch of NURTEC ODT. RLS is 50% owned by Dr. Doogan's son, who is also President of RLS. The Company paid $125,000 towards this engagement in 2020. The engagement was approved by the Audit Committee of the Board of Directors with a lifetime cap of $999,000 in fees, which can be increased with further approval by the Audit Committee.
Investor Rights Agreement
In October 2016 and February 2017, we sold an aggregate of 8,610,391 of our Series A preferred shares at a price of $9.2911 per share for an aggregate purchase price of $80.0 million, 2,113,313 shares of which were sold to directors, executive officers, and entities affiliated with our directors. The table below summarizes these sales.

Purchaser	Series A Preferred Shares Purchased	Aggregate Purchase Price ($)
John W. Childs 2013 Revocable Trust	1,035,938	9,625,004
Gregory H. Bailey, M.D.	1,076,299	10,000,002
James Engelhart	1,076	9,997
Total	2,113,313	19,635,003
In connection with our Series A preferred share financing described above, we entered into an investor rights agreement with the holders of preferred shares, including each of the persons and entities listed in the table above, as well as certain of our officers, directors and holders of 5% of our shares, pursuant to which we have granted rights to register the resale of their shares. The provisions of this agreement other than those relating to registration rights terminated upon the completion of our IPO in May 2017. A summary of these registration rights is as follows:
Piggyback Registration Rights
If we propose to register any of our securities under the Securities Act either for our own account or for the account of other shareholders, the holders of registrable securities will each be entitled to notice of the registration and will be entitled to include their common shares in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under specified circumstances.
Form S-3 Demand Registration Rights
The holders of at least 10% of our registrable securities then outstanding will each be entitled, upon any such holders’ written request, to have such shares registered by us on a Form S-3 registration statement at our expense. These Form S-3 registration rights are subject to other specified conditions and limitations, including the condition that the anticipated aggregate offering price, net of selling expenses, exceeds $5.0 million. Upon receipt of this request, the holders of all registrable securities then outstanding will each be entitled to participate in this registration, and we will be required to effect the registration within 45 days after the receipt of such request from the initiating holders.

Expenses of Registration
We will pay all expenses relating to any piggyback or Form S-3 demand registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.
Termination of Registration Rights
The registration rights granted under the investors’ rights agreement will terminate upon the earlier of May 20, 2020 (the third anniversary of the closing of our IPO), the closing of a deemed liquidation event as defined in our memorandum and article of association or at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all such holders of registrable securities’ shares without limitation during a three-month period without registration.
Indemnification Agreements
Our amended and restated memorandum and articles of association contain provisions limiting the liability of directors and providing that we will indemnify each of our directors to the fullest extent permitted under the BVI Companies Act. Our amended and restated memorandum and articles of association also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board.
In addition, we have entered and expect to continue to enter into agreements to indemnify our non-employee directors as determined by the Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions in our governing documents and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain customary directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are Biohaven’s shareholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker or Biohaven. Direct your written request to Biohaven Pharmaceutical Holding Company Ltd., Attn: Corporate Secretary, 215 Church Street, New Haven, CT 06510 or by phone at (401) 274-9200 or email at Douglas.Gray@lockelord.com. Shareholders who currently receive multiple sets of proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this proxy statement are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our plans to commercialize NURTEC ODT;

•	timing of and potential for FDA approval of, and our plans to develop and commercialize, our other product candidates, including rimegepant and BHV-0223;

•
our ongoing and planned clinical trials for our rimegepant, troriluzole (previously referred to as trigriluzole or BHV-4157), BHV-0223, vazegepant, BHV-5000 and verdiperstat (previously referred to as BHV-3241) development programs and the potential effectiveness of such product candidates;

•	the timing of the availability of data from our clinical trials;

•	the timing of and our ability to obtain and maintain regulatory approvals for our product candidates;

•	the clinical utility of our product candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our intellectual property position; and

•	our estimates regarding future revenues, expenses and needs for additional financing.

Any forward-looking statements in this proxy statement reflect our current views with respect to future events and with respect to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, under Part I, Item 1A. Risk Factors and elsewhere therein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward- looking statements for any reason, even if new information becomes available in the future.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Dated: March 20, 2020
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Biohaven Pharmaceutical Holding Company Ltd., Attn: Corporate Secretary, 215 Church Street, New Haven, CT 06510.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/29/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/29/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors for a term expiring at the 2023 Annual Meeting of Shareholders:

Nominees	For	Against	Abstain
1a. Dr. Declan Doogan	☐	☐	☐
1b. Dr. Vlad Coric	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as independent auditors for fiscal year 2020.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of the Named Executive Officers.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000449592_1 R1.0.1.18

Biohaven Pharmaceutical Holding Company Ltd.
Annual Meeting of Shareholders
April 30, 2020 10:00 AM ADT at The Rosewood Bermuda
60 Tucker's Point Drive, Hamilton Parish, Bermuda
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s), as proxies, Vlad Coric, M.D. and James Engelhart, and/or any of their designees, with full power of substitution, to represent and to vote as designated on the reverse side of this ballot, all of the common shares of Biohaven Pharmaceutical Holding Company Ltd. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM ADT on April 30, 2020, at The Rosewood Bermuda, 60 Tucker's Point Drive, Hamilton Parish, Bermuda, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000449592_2 R1.0.1.18